Exhibit 10.2

OFFICE SPACE LEASE

For

Suite 450 at 1000 CONTINENTAL DRIVE

by and between

EOS AT 1000 CONTINENTAL, LLC,

(as Landlord)

And

NABRIVA THERAPEUTICS US, INC.,

(as Tenant)

Date: 12.01.2014

THIS LEASE is made the      of      2014 between EOS AT 1000

CONTINENTAL, LLC, a Delaware limited liability company (herein referred to as

“Landlord”), and NABRIVA THERAPEUTICS US, INC., a Delaware corporation

(herein referred to as “Tenant”).

PREAMBLE

BASIC LEASE PROVISIONS AND DEFINITIONS

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have only the meanings set forth in this Section, unless such meanings are expressly modified, limited or expanded elsewhere in this Lease.

A.	ADDITIONAL RENT shall mean all sums in addition to Fixed Basic Rent payable by Tenant to Landlord or to third parties pursuant to the provisions of this Lease.

B.	BASE YEAR shall mean calendar year 2015.

C.	BROKER(S) shall mean CBRE, Inc. and Cushman & Wakefield, Inc.

D.	BUILDING shall mean the building known as 1000 Continental Drive located on the Property.

E.	BUILDING HOLIDAYS shall be those holidays listed on Exhibit D.

F.	DELIVERY DATE shall be December 1, 2014.

G.	EXHIBITS shall be the following, attached to this Lease and incorporated in this Lease and made a part of this Lease:

Exhibit A	Legal Description of Property
Exhibit B	Premises
Exhibit C	Intentionally Omitted
Exhibit D	Building Holidays
Exhibit E	Janitorial Specifications
Exhibit F	Rules and Regulations
Exhibit G	Intentionally Omitted
Exhibit H	Confirmation of Lease Term
Exhibit I	Intentionally Omitted
Exhibit J	Sustainability Rules and Regulations
Exhibit K	Furniture

H.	FIXED BASIC RENT shall be calculated and payable as follows:

Lease Year (or portion thereof)	Rentable Sq. Ft.	Rate Per Rentable Sq. Foot	Yearly Rate	Monthly Installment
1	3,238	$34.00	$110,092.00	$9,174.33
2	3,238	$35.00	$113,330.00	$9,444.17

I.	LEASE YEAR shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending on the last day of the month which is twelve (12) consecutive full calendar months following the Commencement Date and, with respect to each Lease Year thereafter, each consecutive twelve (12) calendar month period thereafter.

J.	PERMITTED USE shall be general office use and for no other purpose.

K.	PREMISES shall be approximately 3,238 rentable square feet known as Suite 450 in the Building as set forth on Exhibit B.

L.	PROPERTY shall mean the Building and the lot, tract or parcel of land on which the Building is situated and all improvements thereto as more particularly described on Exhibit A attached hereto.

M.	SECURITY DEPOSIT shall be the sum of $36,697.32, which shall be held in accordance with Section 36 of the Lease.

N.	TENANT’S PROPORTIONATE SHARE shall mean 1.6 percent based upon the fraction, the numerator of which is the number of rentable square feet contained within the Premises and the denominator of which is 202,677 being the number of rentable square feet contained in the Building.

O.	TERM shall mean the period of time commencing on the Commencement Date (as defined in Section 4 of the Lease) and ending on the date which is two (2) years (for a total of twentyfour [24] months) following the Commencement Date, unless otherwise terminated pursuant to the terms of this Lease.

For and in consideration of the covenants contained in this Lease, and upon the terms and conditions set forth in this Lease, Landlord and Tenant, intending to be legally bound, agree as follows:

1. Definitions. The definitions set forth in the preceding Preamble shall apply to the same capitalized terms appearing in this Lease. Additional definitions are contained in Section 41 and throughout this Lease.

2. Premises. Landlord hereby demises and leases the Premises to Tenant and Tenant hereby leases and takes the Premises from Landlord for the Term and upon the terms, covenants, conditions, and provisions set forth in this Lease, including the Preamble (this “Lease”). Tenant’s interest in the Premises as tenant shall include the right, in common with Landlord and other occupants of the Building, to use driveways, sidewalks, loading and parking areas, lobbies, hallways and other facilities which are located within the Property and which are designated by Landlord from time to time for the use of all of the tenants of the Building (the “Common Facilities”).

3. Condition of Premises. Tenant acknowledges it is leasing the Premises in its “AS IS” condition, provided, however, the Premises will be delivered with certain Furniture (as such term is defined in Section 42 hereof) located therein, subject to and in accordance with Section 42 hereof.

4. Commencement Date. (i) The Term shall commence on the Delivery Date (the “Commencement Date”). Tenant acknowledges that there is currently a tenant (the “Existing Tenant”) occupying all or a portion of the Premises, and Tenant agrees that the Commencement Date may not occur on the Delivery Date if the Existing Tenant has not vacated the Premises by the day preceding the Delivery Date. If the Premises are not delivered to Tenant on or before the Delivery Date for any reason, whether or not within Landlord’s control, Landlord shall not be subject to any liability to Tenant and no such failure to deliver the Premises by the Delivery Date or any other date shall in any respect affect the validity or continuance of this Lease or any obligation of Tenant hereunder; provided, however, in the event Landlord fails to deliver the Premises by the Delivery Date because the Existing Tenant has not vacated the Premises, then the Commencement Date (and therefore the Delivery Date) shall be deferred to the date immediately following the date the Existing Tenant actually vacates the Premises and the Term will end on the date which is two (2) years (for a total of twenty-four [24] months) following the deferred Commencement Date (unless otherwise terminated pursuant to the terms of this Lease). Upon Landlord’s request Tenant shall execute the Confirmation of Lease Term attached hereto as Exhibit H.

(ii) Tenant acknowledges and agrees that it may not take possession of all or any part of the Premises prior to the date Landlord has received a temporary or final Use and Occupancy permit for the Premises. Landlord shall obtain for the Premises a temporary or final Use and Occupancy permit from the Upper Merion Township, Pennsylvania. Tenant herein waives any damages or claims against Landlord which may result from any delay in the occurrence of the Commencement Date on or by any particular date, whether by reason of Landlord’s failure to deliver the Premises to Tenant on or by a particular date, Landlord’s failure to receive a temporary or final Use and Occupancy permit for the Premises, or otherwise.

(iii) On the Commencement Date, Landlord shall deliver the Premises to Tenant in broom clean condition, free from all tenants, occupants and personal property, except the Furniture.

5. Use of Premises. Tenant shall occupy the Premises throughout the Term and shall use the same for, and only for, the Permitted Use. Tenant acknowledges that Landlord intends to operate the Building under certain LEED TM for Existing Buildings standards and may pursue LEED TM for Existing Buildings certification for the Building (“Building Certification”). Tenant shall reasonably comply at all times with the Sustainability Rules and Regulations established by Landlord attached hereto as Exhibit J, as same may be modified or additional sustainability rules and regulations implemented to obtain or maintain Building Certification or to reduce energy consumption or protect the environment (the “Sustainability Standards”) and shall reasonably endeavor to cause its agents, employees, invitees, visitors, and guests to do so.

6. Fixed Basic Rent. Commencing on the Commencement Date, Tenant shall pay, throughout the Term, the annual Fixed Basic Rent in the amount specified in the Preamble, without notice or demand and without abatement, setoff or deduction (except as otherwise expressly provided for in this Lease), in monthly installments equal to one-twelfth of the annual Fixed Basic Rent (specified as Monthly installments in the Preamble), in advance, on the first day of each calendar month during the Term. If the Commencement Date falls on a day other than the first day of a calendar month, the Fixed Basic Rent shall be due and payable for such month, apportioned on a per diem basis for the period between the Commencement Date and the first day of the next first full calendar month in the Term and such apportioned sum shall be paid on or before the Commencement Date. The first full unabated installment of Fixed Basic Rent payable with respect to the Premises as described in this Lease shall be payable by Tenant to Landlord on the date of execution and return of this Lease by Tenant to Landlord. If the Commencement Date and the Delivery Date are delayed, the first installment of Fixed Basic Rent paid on execution of this Lease to Landlord shall be applied against the first full month of the Lease term that occurs.

7. Real Estate Taxes.

a. Definitions. The following terms shall be defined as hereinafter provided:

i. “Real Estate Taxes” shall mean all taxes, liens, charges, imposts and assessments of every kind and nature, ordinary or extraordinary, foreseen or unforeseen, general or special, levied, assessed or imposed by any governmental authority with respect to the Property, as well as all fees or assessments payable on account of the Property being located in any special services district. Notwithstanding the foregoing:

(1) if at any time during the Term the present system of ad valorem taxation of real property shall be changed or supplemented so that in lieu of or in addition to the ad valorem tax on real property there shall be assessed on Landlord or the Property any tax of any nature which is imposed in whole or in part, in substitution for, addition to, or in lieu of any tax which would otherwise constitute a Real Estate Tax, such tax shall be included within the term “Real Estate Taxes,” but only to the extent that the same would be payable if the Property were the only property of Landlord. Such tax may include, but shall not be limited to, a capital levy or other tax on the gross rents or gross receipts with respect to the Property, or a federal, state, county, municipal or other local income, franchise, profit, excise or similar tax, assessment, levy or charge measured by or based, in whole or in part, upon any such gross rents or gross receipts;

(2) Real Estate Taxes shall also encompass all of Landlord’s reasonable expenses, including but not limited to reasonable attorney’s fees and expenses, incurred by Landlord solely related to any effort to minimize Real Estate Taxes whether by contesting proposed increases in assessments, applying for the benefit of any tax abatement program available for the Property, appealing the denial of any such tax abatement, or contesting any challenge to the validity of any tax abatement program or its applicability to the Property or by any other means or procedures appropriate in the circumstances; provided, however, that under no circumstances shall Landlord have any obligation to undertake any contest, appeal or other procedure to minimize Real Estate Taxes or to obtain or maintain the benefits of any tax abatement program for the Property;

(3) except as otherwise provided in Section 7(a)(i)(l) above, there shall be excluded from Real Estate Taxes all net income, excess profit, excise, franchise, transfer, estate, succession and inheritance taxes, penalties due to Landlord’s lateness or failure to pay taxes when due and transfer taxes imposed on Landlord or any increase in Real Estate Taxes resulting solely from Landlord’s sale of or transfer of an interest in the Building; and

(4) following the Commencement Date, Real Estate Taxes should not be reduced by any rebates, credits or reductions obtained by or granted to Landlord on account of Landlord’s installation of capital improvements or processes implemented in connection with the Sustainability Standards or Building Certification unless and until Landlord has recovered all of the costs and expenses pursuant to Section 8(a)(iii)(1)(o) incurred by it in order to make such improvement or to undertake such process.

ii. “Tax Year” shall mean each calendar year, or such other period of twelve (12) months as now or hereafter may be duly adopted as the fiscal year for real estate tax purposes of the governmental unit in which the Property is located, occurring during the Term.

ii. “Tax Statement” shall mean a statement provided by Landlord, setting forth in reasonable detail: (a) the Real Estate Taxes for the Tax Year(s) (or portion thereof if less than full Tax Year(s) immediately preceding the Tax Year in which such statement is issued, (b) Tenant’s Tax Payment (defined in Section 7(b)) for such preceding Tax Year(s), prorated if only a part of a Tax Year falls within the Term; (c) the amount of payments made by Tenant on account of Tenant’s Tax Payment during such preceding Tax Year(s); (d) the amount of payments of the Monthly Tax Payment Estimate (defined in Section 7 (b)(i)(l)) made to date by Tenant in the Tax Year in which the Tax Statement is issued; and (e) the Monthly Tax Payment Estimate for the Tax Year in which the Tax Statement is issued.

b. Payment of Tenant’s Tax Payment. Commencing on January 1, 2016, Tenant shall pay to Landlord, as Additional Rent hereunder, an amount equal to Tenant’s Proportionate Share of the total excess, if any, in Real Estate Taxes for such Tax Year over the Real Estate Taxes for the Base Year, prorated for any partial Tax Year within the Term (“Tenant’s Tax Payment”). For any portion of a Tax Year during the Term, Tenant’s Tax Payment shall be prorated on a per diem basis.

i. Such Tenant’s Tax Payment shall be paid in the following manner:

(1) Beginning on January 1, 2016, and continuing thereafter during each Tax Year during the Term on the first day of each month until receipt of the next Tax Statement, Tenant will pay Landlord an amount set by Landlord sufficient to pay Landlord’s estimate (reasonably based on the actual Real Estate Taxes for the preceding Tax Years (but subject to the provision of Section 7(b)(ii) below) and Landlord’s projections of any anticipated increases or decreases thereof) of Tenant’s Tax Payment for the current Tax Year (or remaining portion thereof) (the “Monthly Tax Payment Estimate”). The Monthly Tax Payment Estimate for a period less than a full calendar month shall be duly prorated.

(2) Following the end of each Tax Year, Landlord shall furnish Tenant a Tax Statement setting forth the information described in Section 7 (a)(iii) above. Within thirty (30) days following the receipt of such Tax Statement (the “Tax Expense Share Date”) Tenant shall pay to Landlord: (i) the amount by which the Tenant’s Tax Payment for the Tax Year (or portion thereof) covered by the Tax Statement exceeds the aggregate of Monthly Tax Payment Estimates paid by Tenant with respect to such Tax Year (or portion thereof); and (ii) the amount by which the Monthly Tax Payment Estimate for the current Tax Year as shown on the Tax Statement multiplied by the number of months elapsed to date in the current Tax Year (including the month in which payment is made) exceeds the aggregate amount of payments of the Monthly Tax Payment Estimate theretofore made in the Tax Year in which the Tax Statement is issued. Landlord shall use commercially reasonable efforts to furnish Tenant a Tax Statement not later than one hundred and twenty (120) days following the end of each Tax Year.

(3) On the first day of the first month following receipt by Tenant of any annual Tax Statement and continuing thereafter on the first day of each succeeding month until the issuance of the next ensuing Tax Statement, Tenant shall pay Landlord the amount of the Monthly Tax Payment Estimate shown on the Tax Statement.

(4) If on any Tax Expense Share Date Tenant’s payments of the installments of the Monthly Tax Payment Estimate for the preceding year’s Real Estate Taxes are greater than Tenant’s Tax Payment for such preceding Tax Year, Landlord shall credit Tenant with any excess, which credit may be offset against next due installments of Rent. If the Term expires prior to the Tax Expense Share Date for the applicable Tax Year and if Tenant’s payments of Monthly Tax Payment Estimate either exceed or are less than Tenant’s Tax Payment, Landlord shall send the Tax Statement to Tenant, and an appropriate payment from Tenant to Landlord or refund from Landlord to Tenant shall he made on the Tax Expense Share Date. The provisions of this Section 7(b)(i)(4) shall remain in effect notwithstanding any termination of this Lease; provided however, that if upon termination of this Lease Tenant owes Landlord any sums under this Lease (for Rent or otherwise), Landlord shall have the right to reduce the amount of any refund due Tenant under this Section 7(b)(i)(4) against such sums owed by Tenant to Landlord.

ii. Real Estate Taxes with respect to a Tax Year which is the subject of an appeal filed by or on behalf of Landlord shall be paid on the basis of the amount reflected in the tax bill and shall not be adjusted until the final determination of the appeal. Upon such determination of any appeal, Landlord will notify Tenant in writing of the actual amount of Tenant’s Tax Share of the Real Estate Taxes for the year or years which were the subject of the appeal and the amount, if any, remaining due by Tenant in excess of Tenant’s estimated payments. Tenant shall pay such entire amount so due on the due date for the next installment of Fixed Basic Rent, or if this Lease has terminated, Tenant shall pay the amount due within fifteen (15) days after receipt of Landlord’s notice. If the final determination of the appeal results in a reduction of the Real Estate Taxes at issue and Landlord receives a cash refund from the taxing authority on account of overpayment of Real Estate Taxes for such year, Tenant shall receive a credit against the installment of Fixed Basic Rent next coming due in the amount by which Tenant’s payments on account of Tenant’s Tax Share of such Real Estate Taxes exceeded the payments actually due for the applicable year.

iii. Any Tax Statement or other notice from Landlord pursuant to this Section 7(b) shall be deemed approved by Tenant as correct unless within sixty (60) days after the furnishing thereof, Tenant shall notify Landlord in writing that it disputes the correctness of the Tax Statement or other notice, specifying in detail the basis for such assertion. Pending the resolution of such dispute, however, Tenant shall make payments in accordance with said Tax Statement or other notice.

c. Tenant’s Personalty. Tenant shall pay all taxes, if any, imposed upon Tenant’s furnishings, trade fixtures, equipment or other personal property.

8. Operating Expenses.

a. Definitions. As used in this Section 8 the following terms shall be defined as hereinafter provided:

i. “Operating Year” shall mean each calendar year, or such other period of twelve (12) months as hereafter may be adopted by Landlord as its fiscal year, occurring either in whole or in part during the Term.

ii. “Operating Expense Statement” shall mean a statement provided by Landlord, setting forth in reasonable detail: (a) the Operating Expenses for the Operating Year (or portion thereof if less than a full Operating Year) immediately preceding the Operating Year in which the statement is issued, reasonably detailed by major categories, (b) the Tenant’s Expense Payment (defined in Section 8(b )) for such preceding Operating Year, prorated if only a part of the Operating Year falls within the Term, (c) the amount of payments made by Tenant on account of the Tenant’s Expense Payment during such preceding Operating Year, (d) the amount of payments of the Monthly Operating Expense Estimate (defined in Section 8(b)(i)(l)) made to date by Tenant in the Operating Year in which the Expense Statement is issued, and (e) the Monthly Operating Expense Estimate for the Operating Year in which the Operating Expense Statement is issued.

iii. “Operating Expenses” shall mean

(1) the reasonable expenses incurred by Landlord in connection with the operation, repair, maintenance, protection and management of the Property, including by way of example rather than of limitation, the following:

(a) Wages, salaries, fees and other compensation and payments, payroll taxes, contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits made to or on behalf of any and all employees of Landlord (up to the level of the Property manager) performing services rendered in connection with the operation, repair, maintenance, protection and management of the Property, including, without limitation: elevator operators; elevator starters; window cleaners; porters; janitors; maids; miscellaneous handymen; watchmen; persons engaged. In patrolling and protecting the Property; carpenters; engineers; firemen; mechanics; electricians; plumbers; landscapers; insurance risk managers; building superintendent and assistants; property manager; and clerical and administrative personnel all of which expenses shall not exceed the market rate for such services for other comparable office buildings in the area of the Building. Landlord may contract for any of the foregoing to be performed by independent contractors, in which event all market rate sums paid to such independent contractors shall be included within Operating Expenses pursuant to Section 8(a)(iii)(l)(q) below.

(b) The cost of employee uniforms, and the cleaning, pressing and repair thereof.

(c) Cleaning costs for the Property, including the facade, windows and sidewalks, all costs for snow and rubbish removal and the costs of all labor, supplies, equipment and materials incidental to such cleaning.

(d) Premiums and other charges incurred by Landlord with respect to all insurance relating to the Property and the operation and maintenance thereof, including without limitation: all risk of physical damage or fire and extended coverage insurance; public liability insurance; elevator insurance; workmen’s compensation insurance; boiler and machinery insurance; sprinkler leakage insurance; rent insurance; and health, accident and group life insurance for employees.

(e) The cost of heat, electricity, gas, water, sewer and all other utility services, servicing the Building generally and available to Tenant to the extent not billed directly to Tenant in accordance with Section 12(a) below or separately reimbursed by any other tenant of the Building.

(f) Costs incurred for operation, service, maintenance, inspection and repairs of the Property, including the heating, air-conditioning, ventilating, plumbing, electrical and elevator systems of the Building and the costs of labor, materials, supplies and equipment used in connection with all of the aforesaid items.

(g) Sales and excise taxes and the like upon any of the expenses enumerated herein.

(h) Management fees of the managing agent for the Building not to exceed four percent (4%) of gross revenues of the Building.

(i) The cost of tools, equipment, and supplies to the extent used in connection with the operation of the Property and any replacement thereof.

(j) The cost of repainting or otherwise redecorating any part of the Building other than premises demised to tenants in the Building, and the cost of displays or decorations for the lobby, balconies and other public portions of the Property.

(k) The reasonable cost of telephone, telecopier and courier services, postage and delivery charges, office supplies, maintenance and repair of office equipment, and similar costs.

(l) The cost of licenses, permits and similar fees and charges (except if the same is incurred with respect to the installation of tenant improvements made for new tenants in the Building, or incurred in renovating or otherwise improving, modifying, decorating, painting or redecorating vacant space for occupancy by tenants or other occupants of the Building).

(m) Reasonable auditing and accounting fees including accounting fees incurred in connection with the preparation and certification of the Tax Statements and the Operating Expense Statements.

(n) All costs incurred by Landlord to comply with governmental requirements enacted after the Commencement Date, whether federal, state or municipal; and all repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first class building, including capital expenditures which under generally applied real estate accounting practice are expensed or are regarded as deferred expenses.

(o) All costs and expenses associated with the acquisition and installation of any energy or cost saving devices or alternative renewable energy devices or sources, but only to the extent of savings realized by Landlord and/or Tenant and/or tax credits received by Landlord as a result of the installation and/or use of such improvements, devices or sources.

(p) Fair market rental with respect to the management office for the Building.

(q) Cost of independent contractors performing services, including, but not limited to, cleaning, janitorial, window-washing, rubbish removal, comprehensive recycling for cardboard, glass, paper, plastic and metal or such other materials as may be required from time to time by the Sustainability Standards, security, landscaping, snow and ice removal services, electrical, painting, plumbing, elevator, heating, ventilation and air conditioning maintenance and repair and all fees due such independent contractors.

(r) Reasonable legal fees with respect to the Property other than those incurred in the negotiation or enforcement of tenant leases.

(s) Capital expenditures necessitated by casualties to the extent the same are not covered by insurance.

(t) Any and all other expenditures of Landlord which are properly expenses in accordance with generally applied real estate accounting practices consistently applied with respect to the operation, repair, maintenance, protection and management of first-class office buildings in the locality of the Building.

(u) If Landlord shall purchase any item of capital equipment or make any capital expenditure as described in Sections 8(a)(iii)(l)(n), or 8(a)(iii)(l)(o), or 8(a)(iii)(l)(s), or 8(a)(iii)(l)(t) above jointly the “Capital Expenditures”) then the costs for same shall be amortized on a straight line basis beginning in the year of installation and continuing for the useful life thereof, with a per annum interest factor equal to the rate of Interest on the date of purchase of any Capital Expenditure. The amount of amortization for such costs shall be included in Operating Expenses for each Operating Year to which the amortization relates. Tenant agrees that the determination by Landlord’s accountants, made in accordance with real estate accounting principles, consistently applied, of the useful life of the subject of such Capital Expenditures shall he binding on Tenant. If Landlord shall lease such items of capital equipment, then the lease shall be included in Operating Expenses for each Operating Year in which they are incurred. Notwithstanding the foregoing, if Landlord shall effectuate savings in labor or energy related costs as a result of the installation of new devices or equipment, then Landlord may, in lieu of the above, elect to include up to the full amount of any such savings in each Operating Year (beginning with the Operating Year in which the equipment is placed in service) as an Operating Expense until Landlord has recovered thereby the cost of installation of said devices or equipment and interest thereon as above provided, even if the result of such application will result in the amortization of such costs over a period shorter than the useful life of such installation. Landlord shall notify Tenant in writing if Landlord elects to apply such savings to the cost of such equipment and shall include a statement of the amount of such savings in the Operating Expense Statement for each applicable Operating Year. Operating Expenses shall thereafter be reduced by the amount of any previous capital expenditures included therein expensed pursuant to this Section 8(a)(iii)(1)(u) when such amortization has been completed.

(2) Operating Expenses shall be “net” and, for that purpose, shall be reduced by the amounts of any reimbursement or credit received by Landlord with respect to an item of cost that is included within Operating Expenses (other than reimbursements to Landlord by tenants of the Building pursuant either to operating expense provisions of any lease or separate contractual arrangements).

(3) In determining Operating Expenses for any Operating Year during which less than ninety five percent (95%) of the rentable area of the Building shall have been occupied by tenants receiving services which form the basis for Operating Expenses for more than thirty (30) days during such year, the variable components of the actual Operating Expenses for such year shall be increased to the amount which normally would have been incurred for such Operating Year had all such services been provided to tenants occupying ninety five percent (95%) of the Building throughout such Operating Year, as reasonably determined by Landlord, and shall include during any year in which construction warranties or guaranties eliminate or reduce the need for service contracts on Building systems or components, the reasonable cost of such service contracts that would otherwise be required notwithstanding such construction warranties or guaranties.

(4) Notwithstanding the provisions of Section 8(a)(iii)(l), “Operating Expenses” shall not include expenditures for any of the following:

(a) Any capital addition made to the Building except a Capital Expenditure.

(b) Repairs or other work occasioned by fire, windstorm, or other insured casualty or hazard, to the extent that Landlord shall receive proceeds of such insurance.

(c) Leasing commissions and advertising expenses incurred in leasing or procuring new tenants.

(d) Repairs or rebuilding necessitated by condemnation to the extent that Landlord has received condemnation proceeds for such repairs or rebuilding.

(e) Depreciation and amortization of the Building, other than as permitted pursuant to Section 8(a)(iii)(l)(u).

(f) Real Estate Taxes.

(g) The salaries and benefits of executive officers of Landlord, if any.

(h) Debt service payments on any indebtedness applicable to the Property, including any mortgage debt.

(i) Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including, without limitation, accounting and legal expenses, costs of selling, syndicating, financing, mortgaging or hypothecating Landlord’s interest in the Building, costs of any disputes between Landlord and its employees, or building managers.

(j) Cost and expense of any expenditure made by Landlord to remedy damage caused by, or resulting from, the negligence, tortious acts or willful act or omission of Landlord.

iv. “Monthly Operating Expense Estimate” shall have the meaning specified in Section 8(b)(i)(1) hereof.

b. Tenant’s Expense Payment. Commencing on January 1, 2016, Tenant shall pay to Landlord as Additional Rent hereunder an amount equal to Tenant’s Proportionate Share of the total excess, if any, in Operating Expenses for such Operating Year over the Operating Expenses for the Base Year (“Tenant’s Expense Payment”). For any portion of an Operating Year less than a full twelve (12) month period occurring within the Term, Tenant’s Expense Payment shall be prorated on a per diem basis.

i. Such Tenant’s Expense Payment shall be paid in the following manner:

(1) Beginning on January 1, 2016, and continuing thereafter during each Operating Year during the Term on the first day of each month until receipt of the next Operating Expense Statement, Tenant will pay Landlord an amount set by Landlord sufficient to pay Landlord’s estimate (reasonably based on the actual Operating Expenses for the preceding Operating Year and Landlord’s projections of any anticipated increases or decreases thereof) of Tenant’s Expense Payment for the current Operating Year (or remaining portion thereof) (the “Monthly Operating Expense Estimate”). The Monthly Operating Expense Estimate for a period less than a full calendar month shall be duly prorated.

(2) Following the end of each Operating Year, Landlord Shall furnish Tenant an Operating Expense Statement setting forth the information described in Section 8(a)(ii) above. Within thirty (30) days following the receipt of such Operating Expense Statement (the “Expense Share Date”) Tenant shall pay to Landlord: (i) the amount by which the Tenant’s Expense Payment for the Operating Year (or portion thereof) covered by the Operating Expense Statement exceeds the aggregate of Monthly Operating Expense Estimates paid by Tenant with respect to such Operating Year (or portion thereof); and (ii) the amount by which the Monthly Operating Expense Estimate for the current Operating Year as shown on the Operating Expense Statement multiplied by the number of months elapsed to date in the current Operating Year (including the month in which payment is made) exceeds the aggregate amount of payments of the Monthly Operating Expense Estimate theretofore made in the Operating Year in which the Operating Expense Statement is issued. Landlord shall endeavor to furnish Tenant an Operating Expense Statement not later than one hundred and twenty (120) days following the end of each Operating Year.

(3) On the first day of the first month following receipt by Tenant of any annual Operating Expense Statement and continuing thereafter on the first day of each succeeding month until the issuance of the next ensuing Operating Expense Statement, Tenant shall pay Landlord the amount of the Monthly Operating Expense Estimate shown on the Operating Expense Statement.

(4) If on any Expense Share Date Tenant’s payments of the installments of the Monthly Operating Expense Estimate for the preceding year’s Operating Expenses are greater than Tenant’s Expense Payment for such preceding Operating Year,

Landlord shall credit Tenant with any excess, which credit may be offset by Tenant against next due installments of Rent. If the Term expires prior to the Expense Share Date for the applicable Operating Year and if Tenant’s payments of Monthly Operating Expense Estimate either exceed or are less than Tenant’s Expense Payment, Landlord shall send the Operating Expense Statement to Tenant, and an appropriate payment from Tenant to Landlord or refund from Landlord to Tenant shall be made on the Expense Share Date. The provisions of this Section 8(b)(i)(4) shall remain in effect notwithstanding any termination of this Lease; provided however, that if upon termination of this Lease Tenant owes Landlord any sums under this Lease (for Rent or otherwise), Landlord shall have the right to reduce the amount of any refund due Tenant under this Section 8(b)(i)(4) against such sums owed by Tenant to Landlord.

ii. Any Operating Expense Statement or other notice from Landlord pursuant to this Section 8 shall he deemed approved by Tenant as correct unless, within sixty (60) days after the furnishing thereof, Tenant shall notify Landlord in writing that it disputes the correctness of the Operating Expense Statement or other notice, specifying in detail the bases for such assertion. Notwithstanding any dispute concerning any Operating Expense Statement or other notice, Tenant shall continue to make payments in accordance with said Operating Expense Statement or other notice pending the resolution of such dispute.

9. Interest and Late Charge. Landlord may charge a late payment charge of three percent (3%) of any installment of Fixed Basic Rent or Additional Rent that is not paid within five (5) days after written notice that the same is past due. Any amount due from Tenant to Landlord which is not paid when due shall bear interest (“Interest”) at an interest rate equal to the Prime Rate published from time to time in the Money Rates column of the Wall Street Journal plus 2% (or, if lower, the highest rate then allowed under the usury laws of the Commonwealth of Pennsylvania) from the date due until the date paid. The right of Landlord to charge a late charge and interest with respect to past due installments of Fixed Basic Rent and Additional Rent is in addition to Landlord’s rights and remedies upon an Event of Default.

10. Insurance.

a. Tenant’s Insurance.

i. Tenant covenants and represents, such covenants and representations being specifically designed to induce Landlord to execute this Lease, that during the entire Term, at its sole cost and expense, Tenant shall obtain, maintain and keep in full force and effect the following insurance:

(1) “Special Form” property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now, or hereafter may be, included in a standard extended coverage endorsement from time to time in general use in the Commonwealth of Pennsylvania upon property of every description and kind owned by Tenant and or under Tenant’s care, custody or control located within the Premises or for which Tenant is legally liable, including by way of example and not by way of limitation, furniture, fixtures, fittings, installations and any other personal property in an amount equal to the full replacement cost thereof.

(2) Commercial General Liability Insurance coverage to include personal injury, bodily injury, broad form property damage, operations hazard, contractual liability, products and completed operations liability naming Landlord, its designated agents and Landlord’s mortgagee or trust deed holder and ground lessors (if any) as additional named insureds in limits of not less than Three Million Dollars ($3,000,000.00). Tenant’s insurance shall contain a provision that states that the applicable policy is primary and noncontributing to any insurance otherwise available to Landlord.

(3) Business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or assumed by Tenant pursuant to this Lease or attributable to prevention or denial of access to the Premises or Building as a result of such perils.

(4) Workers’ Compensation insurance in form and amount as required by law. Coverage shall include employer’s liability insurance in an amount of not less than $1,000,000.

(5) Any other form or forms of insurance or any increase in the limits of any of the aforesaid enumerated coverages or other forms of insurance as Landlord or the mortgagees or ground lessors (if any) of Landlord may reasonably require from time to time if in the reasonable opinion of Landlord or said mortgagees or ground lessors said coverage and/or limits become inadequate or less than that commonly maintained by prudent tenants in similar buildings in the area by tenants making similar uses.

ii. All insurance policies shall be taken out with insurers rated A-VIII (or if such ratings are not in effect, the equivalent thereof) by Best Rating Service, or any successor thereto (or if there be none, an organization having a national reputation) who are licensed to do business in the state in which the Property is located and shall be in form satisfactory from time to time to Landlord. A policy or certificate evidencing such insurance together with a paid bill shall be delivered to Landlord not less than fifteen (15) days prior to the Commencement Date hereof. Such insurance policy or certificate will provide an undertaking by the insurers to notify Landlord and the mortgagees or ground lessors (if any) of Landlord in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation, or other termination thereof. The aforesaid insurance shall be written with commercially reasonable deductibles.

iii. In the event of damage to or destruction of the Building and/or Premises entitling Landlord or Tenant to terminate this Lease pursuant to Section 18 of this Lease, and if this Lease shall be so terminated, Tenant shall immediately pay to Landlord all of its insurance proceeds, if any, relating to the leasehold improvements and alterations (but not Tenant’s trade fixtures, equipment, furniture or other personal property of Tenant in the Premises) which have become Landlord’s property on installation or would have become Landlord’s property at the Term’s expiration or sooner termination. If the termination of the Lease, at Landlord’s election, is due to damage to the Building, and if the Premises have not been so damaged, Tenant will deliver to Landlord, in accordance with the provisions of this Lease, the improvements and alterations to the Premises which have become an installation or would have become at the Term’s expiration, Landlord’s property.

iv. Tenant agrees that it will not keep or use or offer for sale (if sales of goods is a permitted use pursuant to this Lease) in or upon the Premises or within the Property any article which may be prohibited by any insurance policy in force from time to time covering the Property or Premises. In the event Tenant’s particular use or manner of use of the Premises or conduct of business in or on the Premises or Property, whether or not Landlord has consented to the same, results in any increase in premiums for insurance carried from time to time by Landlord with respect to the Building, the Property or the Premises, Tenant shall pay such increase in premiums as Additional Rent within ten (10) days after being billed therefor by Landlord, until Tenant discontinues such conduct and Landlord’s insurance premiums revert back to same level as they were on before such increase. In determining whether increased premiums are a result of Tenant’s use and occupancy a schedule issued by the organization computing the insurance rate on the Property or Premises showing the components of such rate shall be conclusive evidence of the items and charges making up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Building, the Property or Premises.

v. If any insurance policy carried by either party as required by this Section 10 shall be cancelled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way by reason of the use or occupation of the Premises or building or any part thereof by Tenant or any assignee or subtenant of Tenant or anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy the conditions giving rise to such cancellation or threatened cancellation or reduction in coverage on or before (i) forty-eight (48) hours after notice thereof from Landlord, or (ii) prior to such cancellation or reduction becoming effective, Tenant shall be in default and an Event of Default shall occur under this Lease and Landlord shall have all of the remedies available to Landlord pursuant to this Lease.

b. Landlord’s Insurance. Landlord covenants and agrees that throughout the Term it will insure the Property and the Building (excluding any property with respect to which Tenant is obligated to insure pursuant to Section lO(a)(i)(l) above) against damage by perils covered by the “special form” of property insurance and commercial general liability insurance in such reasonable amounts with such reasonable deductibles as required by any mortgagee or ground lessor, or, if none, as would be carried by a prudent owner of a similar building in the area. In addition, Landlord shall maintain and keep in force and effect during the Term, rental income insurance insuring Landlord against abatement or loss of Fixed Basic Rent, including items of Additional Rent, in case of fire or other casualty similarly insured against, in an amount at least equal to the Fixed Basic Rent and Additional Rent during, at the minimum, one Lease Year hereunder. Landlord may, but shall not be obligated to, take out and carry any other forms of insurance as it or the mortgagee or ground lessor (if any) of Landlord may require or reasonably determine available. All reasonable costs and expenses incurred by Landlord for insurance carried by Landlord on the Building and the Property or in connection with its ownership or operation thereof shall be included as Operating Expenses pursuant to Section 8. Notwithstanding its inclusion as an Operating Expense or any contribution by Tenant to the cost of insurance premiums by Tenant as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies carried by Landlord although Landlord shall use such proceeds in the repair and reconstruction of the Building, the Property and the

Premises. Tenant further acknowledges that the provisions of this Section 10 as to Tenant’s insurance are designed to insure adequate coverage as to Tenant’s property and business without regard to fault and avoid Landlord obtaining similar coverage for such loss for its negligence or that of its agents, servants or employees which would result in double coverage for the same perils includable as part of Operating Expenses which are payable in part by Tenant. Landlord will not carry insurance of any kind on Tenant’s furniture or furnishings, or on any fixtures, equipment, appurtenances or improvements of Tenant under this Lease, and Landlord shall not be obligated to repair any damage thereto or replace the same.

c. Waiver of Subrogation. Any policy or policies of insurance, which either party obtains in connection with the Premises, Building or Property shall include a clause or endorsement denying the insurer any rights of subrogation against the other party (i.e. Landlord or Tenant) for all perils covered by such policy. Should such waiver not be available then the policy for which the waiver is not available must name the other party as an additional named insured affording it the same coverage as that provided the party obtaining such coverage. Any provision of this Lease to the contrary notwithstanding, Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise (a) from any and all liability for any loss or damage of the releasing party, (b) for any loss or damage that may result, directly or indirectly, from any loss or damage, and (c) from legal liability for any loss or damage, all to the extent that the releasing party’s loss or damage is insured or, if not insured, was insurable under commercially available “special form” insurance policies, including additional coverages typically obtained by owners and tenants of comparable office buildings in the vicinity of the Building, even if such loss or damage or legal liability shall be caused by or result from the fault or negligence of the other party or anyone for whom such party may be responsible and even if the releasing party is self insured in whole or in part or the amount of the releasing party’s insurance is inadequate to cover the loss or damage or legal liability. It is the intention of the parties that Landlord and Tenant shall look solely to their respective insurance carriers for recovery against any such loss or damage or legal liability, without such insurance carriers having any rights of subrogation against the other party.

11. Repairs and Maintenance.

a. Tenant shall, throughout the Term, and at Tenant’s sole cost and expense subject to Section 11(b) of this Lease, keep and maintain the Premises in a neat and orderly condition and in compliance with the Sustainability Standards; and, upon expiration of the Term or earlier termination of this Lease, Tenant shall leave the Premises in broom clean condition, ordinary wear and tear, damage by fire or other casualty alone excepted, and for that purpose and except as stated in this sentence, Tenant will make all necessary non-structural repairs and replacements to the Premises to deliver it in such condition. Tenant shall not permit any waste, to the Premises. Tenant shall not use any portion of the Common Facilities for other than their intended use as reasonably specified by Landlord from time to time.

b. Landlord shall, throughout the Term, make all necessary repairs to the roof, foundation, structural elements and Building operating systems, mechanical, electrical and HV AC systems and exterior windows and doors of the Premises and other improvements located on the Property and the parking, sidewalks and walkways and the Common Facilities; provided, however, that Landlord shall have no responsibility to make any repairs in the Premises unless and until Landlord receives written notice of the need for such repair. All interior Premises repairs that are necessary to the Premises and are not Landlord’s responsibility shall be performed at Tenant’s sole cost and expense. Landlord shall keep and maintain all Common Facilities of the Property and any sidewalks, parking areas, curbs and access ways adjoining the Property in a good order and repair, in a clean and orderly condition, free of accumulation of dirt and rubbish and ice and snow and shall keep and maintain all landscaped areas within the Property in a neat and orderly condition. All repairs and maintenance shall be done in a first class manner in keeping with comparable first class buildings in the locale of the Building. All reasonable costs and expenses incurred by Landlord in connection with Landlord’s obligations under this Section 11 (b) shall be included in Operating Expenses unless such expense is expressly excluded from the definition of Operating Expenses.

c. Except as provided in Sections 11(a) and 11(b), nothing contained herein shall obligate Tenant to make any structural repairs or modifications to the Premises, or repairs or modifications to any portions within the Premises of the Building’s HVAC, fire safety (including without limitation, sprinklers), electrical, plumbing or other utility or mechanical systems, which shall be repaired and maintained by Landlord in as good order and condition as existed on the Commencement Date, unless such repairs or modifications shall (i) be due to the negligence or willful misconduct of Tenant or any agent, employee, or contractor of Tenant or (ii) as a result of any laws applicable to Tenant’s specific and particular manner of use of the Premises (as opposed to laws applicable to the Premises, the Building or business offices generally), in which event Landlord shall make such repair or modification (to the extent Landlord is obligated under the express terms of this Lease) with the Landlord’s actual out-of-pocket costs thereof to be reimbursed by Tenant as Additional Rent within thirty (30) days of receipt of an invoice for such work.

12. Utilities and Services.

a. Services to the Premises.

i. Tenant shall have access to the Premises, including elevators as set forth in Section 12(c) and utilities within the Building and the Premises including HVAC, electricity, water, and heat twenty-four hours per day, seven days per week. Landlord shall furnish the Premises with all utilities, heating, ventilation and air conditioning (“HVAC”) to the Premises, between 8:00 a.m. and 6:00 p.m., Monday through Friday, 9:00 a.m., to 1:00 p.m. on Saturdays (“Business Hours”), of each week during the Term (Building Holidays excepted). Landlord shall provide janitorial service to the Premises in accordance with the Janitorial Specifications attached hereto as Exhibit E five days per week except for Building Holidays. Landlord shall furnish electricity to Tenant for Tenant’s exclusive use on a twenty-four hour per day seven day a week basis.

ii. Tenant agrees to pay monthly as Additional Rent (but not as an Operating Expense) all charges for electricity (to the extent the same is submetered) used by Tenant at the Premises. Tenant shall pay for the consumption of such electricity based upon its submetered usage, provided, however, Landlord shall be permitted to reasonably estimate such usage on a monthly basis but, not less frequently than annually, shall perform a reconciliation of paid amounts against actual amounts due from Tenant. Tenant shall be charged for such electricity based upon the consumption measured by submeter(s) at the rate Landlord is charged for same without mark-up or fee, and Tenant acknowledges that the rate charged to Tenant may be an average of the rates charged by the electricity provider as the rate charged for electricity supplied to the Property varies depending on service and hours of consumption.

iii. In addition, Tenant agrees to pay as Additional Rent (but not part of Operating Expenses) Tenant’s Proportionate Share of all charges for electricity used for Common Facilities at the Property and not within tenantable areas of the Building based upon the metered or submetered usage. In no event will the charges under Section 12(a)(ii) or under this Section 12(a)(iii) as the case may be, duplicate any charges under any other provision. Tenant shall be charged for such electricity at the rate Landlord is charged for same without mark-up or fee, and Tenant acknowledges that the rate charged to Tenant may be an average of the rates charged by the electricity provider as the rate charged for electricity supplied to the Property varies depending on service and hours of consumption.

iv. Tenant shall pay all bills for separately metered utility usage within thirty (30) days after receipt thereof, and any non-payment or late payment of such utility bills shall be subject to the remedies for failure to pay rent set forth in this Lease. To the extent Tenant is billed directly for any utility services by such provider, Tenant shall authorize such provider to provide Landlord upon Landlord’s request information about Tenant’s utility consumption and billing (including copies of bills).

v. Tenant’s use of electric energy in the Premises shall not at any time exceed the safe capacity of any of the electric conductors and equipment in or otherwise serving the Premises. Tenant shall cooperate with Landlord to use electric energy and HV AC systems in a manner consistent with the Sustainability Standards and as required to obtain or maintain Building Certification.

vi. If Landlord is in control of or obtains access to any alternative renewable energy source (“Alternative Energy”), Landlord shall have the option of providing such Alternative Energy to Tenant to satisfy Landlord’s obligations under this Section 12(a) at a rate not to exceed the rate charged to Landlord.

b. Landlord, upon Tenant’s request, shall replace light bulbs, tubes and ballasts for lighting fixtures when required in the Premises. The cost of replacement light bulbs, tubes, lamps, and ballasts, plus the reasonable costs incurred by Landlord for such replacement, shall be paid by Tenant as Additional Rent in accordance with Landlord’s then-current schedule of costs and assessments therefor.

c. Within the Common Facilities of the Building and consistent with other first class buildings in the locale of the Building, Landlord shall furnish: (i) adequate electricity and utilities, (ii) hot and cold water, (iii) lavatory supplies, (iv) automatically operated elevator service; and provided further that at least one elevator shall be available without additional charge on a twenty-four hour, seven day per week basis, (v) cleaning services (on a five-day a week basis except for Building Holidays) after Business Hours in accordance with Exhibit E attached hereto and made a part hereof, (vi) heat and air conditioning in season during Business Hours except for Building Holidays, (vii) landscaping, (viii) parking facility maintenance, (ix)

Common Facilities maintenance, (x) snow and ice removal, (xi) [intentionally omitted] and (xii) extermination as needed. Except as otherwise provided, the cost of the services provided by Landlord pursuant to this Section 12(c) shall be included as part of Operating Expenses. Any additional overtime services requested by Tenant which are not provided to all the tenants of the Building shall be paid by Tenant fifteen (15) days after invoices, together with reasonable backup therefor as Additional Rent but shall not be included as part of Operating Expenses.

d. (i) Landlord shall not be liable for any damages to or incurred by Tenant (and Tenant’s property located in the Premises) resulting from the quality, quantity, failure, unavailability or disruption of any services beyond the reasonable control of Landlord and the same shall not constitute a termination of this Lease or an actual or constructive eviction or entitle Tenant to an abatement of rent. Landlord shall not be responsible for providing any services not specifically provided for in this Lease.

(ii) Notwithstanding anything to the foregoing, provided Tenant is not in default of this Lease (beyond the expiration of any applicable notice or cure period which may be expressly provided for herein), if there is a failure by Landlord to furnish any HV AC, electricity, water, heat, or any other essential services which under the express terms of this Lease is required to be provided by Landlord, and such service interruption (i) is caused solely as a result of the negligence or willful misconduct of Landlord or its agents, employees or contractors (as opposed to Force Majeure) and (ii) Tenant is prevented thereby from using the entire Premises or a Material Portion (hereafter defined) thereof and conducting its business operations for longer than five (5) consecutive business days in the entire Premises or such Material Portion, Tenant shall be entitled to an abatement of Fixed Basic Rent and Additional Rent for Tenant’s Proportionate Share of increases in Operating Expenses and Real Estate Taxes of one (1) day for each day such service interruption continues beyond such five (5) consecutive business days period; provided, that to the extent such failure relates to a Material Portion of the Premises, such abatement of Fixed Basic Rent and Additional Rent for Tenant’s Proportionate Share of increases in Operating Expenses and Real Estate Taxes shall be in an amount bearing the same ratio that the Material Portion of the Premises bears to the entire Premises. As used herein, the term “Material Portion” means twenty-five percent (25%) or more of the rentable square feet of the Premises. Tenant’s right to a rent abatement as set forth in this subparagraph (ii) shall be Tenant’s sole and exclusive remedy under this Lease, at law or equity, or otherwise, for any Landlord’s failure to provide services in the condition required by this Lease. Except as may be otherwise expressly provided for herein, the exercise of any such right or the occurrence of any such failure by Landlord shall not (a) constitute an actual or constructive eviction, in whole or in part, (b) entitle Tenant to any compensation or diminution of Fixed Basic Rent or Additional Rent (except as otherwise expressly provided herein), (c) relieve Tenant from any of its obligations under the Lease except as otherwise expressly provided herein or (d) impose any liability upon Landlord by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise.

13. Governmental Regulations. Tenant shall comply with all laws, ordinances, notices, orders, rules, regulations and requirements of all federal, state and municipal government or any department, commission, board or officer thereof or of the National Board of Fire Underwriters or any other body exercising similar functions, relating to its use and occupancy of the Premises. Tenant shall not knowingly do or commit, or suffer to be done or committed anywhere in the Building, any act or thing contrary to any of the laws, ordinances, regulations and requirements referred to in this Section. Tenant shall give Landlord prompt written notice of any accident in the Premises and of any breakage, defect or failure in any of the systems or equipment servicing the Premises or any portion of the Premises.

14. Alterations, Additions and Fixtures.

a. Tenant shall have the right to install in the Premises any trade fixtures; provided, however, that no such installation and no removal thereof shall be permitted which affects any structural component or operating system of the Building or Premises or violates or will cause any portion of the Premises or the Building to violate any of the Sustainability Standards or otherwise negatively impacts Building Certification and that Tenant shall repair and restore any damage or injury to the Premises or the Property caused by installation or removal. During the installation of any trade fixtures, alterations, improvements or additions to the Premises or Property whether prior to or during the Term, Tenant shall comply with the “Building Standards for Alterations and Construction Activities” set forth in Paragraph 6 of Exhibit J.

b. Tenant shall not make or permit to be made any alterations, improvements or additions to the Premises or Property without on each occasion first presenting plans and specifications to Landlord and obtaining Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, but may be conditioned upon compliance with the Sustainability Standards, Building Certification impacts, and reasonable requirements of Landlord as provided in this Lease. Notwithstanding the foregoing, Tenant shall be permitted to make decorative alterations to the Premises that do not affect the structure, systems or exterior of the Building and cost less than Five Thousand Dollars ($5,000) without Landlord’s prior consent but upon notice to Landlord at the time such alteration is performed (each, a “Decorative Alteration”). If Landlord consents to any proposed alterations, improvements or additions or Tenant undertakes a Decorative Alteration, then Tenant at Tenant’s sole cost and expense, may make the proposed alterations, improvements and additions in accordance with the Sustainability Standards provided that: (i) Tenant supplies any necessary permits and approvals; (ii) such alterations and improvements do not, in Landlord’s judgment, impair the structural strength of the Building, impair Building Certification, or any other improvements or reduce the value of the Property; (iii) Tenant takes or causes to be taken all steps that are otherwise required by Section 15 of this Lease and that are required or permitted by law in order to avoid the imposition of any mechanic’s, laborer’s or materialman’s lien upon the Premises or the Property; (iv) Tenant uses a contractor approved by Landlord such approval not to be unreasonably withheld, conditioned or delayed, so long as such contractor shall not disturb labor relations with or interfere with Landlord’s employees, agents, contractors or subcontractors; (v) the occupants of the Building and of any adjoining real estate owned by Landlord are not annoyed or disturbed by such work; (vi) the alterations, improvements or additions shall be installed in accordance with the approved plans and specifications and completed according to a construction schedule approved by Landlord such approval not to be unreasonably withheld, conditioned or delayed; and (vii) Tenant provides insurance of the types and coverage amounts required by Landlord. Any and all alterations, improvements and additions to the Premises which are constructed, installed or otherwise made by Tenant shall be the property of Tenant until the expiration or sooner termination of this Lease; at that time all such alterations and additions shall remain on the

Premises and become the property of Landlord without payment by Landlord unless, upon the termination of this Lease, Landlord instructs Tenant in writing to remove the same in which event Tenant will remove such alterations, improvements and additions, and repair and restore any damage to the Property or the Premises caused by the installation or removal. Notwithstanding anything to the contrary contained in this Lease, Landlord may withhold its approval to any proposed alterations, additions or improvements to the Premises in its absolute and sole discretion with respect to any such alteration, addition or improvement which Landlord determines involves any modification to the Building’s exterior or its structural, electrical, mechanical or plumbing systems, or any components thereof.

15. Mechanic’s Liens.

a. Tenant covenants that it shall not (and has no authority to) create or allow any encumbrance against the Premises, the Property, or any part of any thereof or of Landlord’s interest therein.

b. Tenant covenants that it shall not suffer or permit to be created, or to remain, any lien or claim thereof (arising out of any work done or services, material, equipment or supplies furnished for or at the request of Tenant or by or for any contractor or subcontractor of Tenant, other than such furnished by Landlord) which is or may become a lien upon the Premises, the Property, or any part of any thereof or the income therefrom or any fixture, equipment or similar property therein.

c. If any lien or claim shall be filed in connection with any work performed for or by Tenant, or Tenant’s agents, employees or contractors, Tenant shall within ten (10) days after the filing thereof, cause the same to be discharged of record by payment, deposit, bond or otherwise, If Tenant shall fail to cause such lien or claim to be discharged and removed from record within that period, then, without obligation to investigate the validity thereof and in addition to any other right or remedy Landlord may have, Landlord may, but shall not be obligated to, contest such lien or claim or discharge it by payment, deposit, bond or otherwise; and Landlord shall be entitled, if Landlord so decides, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with Interest and costs. Any amounts so paid by Landlord and all costs and expenses, including attorneys’ fees, incurred by Landlord in connection therewith, together with Interest from the respective dates of Landlord’s making of the payment or incurring of the cost or expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord promptly on demand.

d. Notwithstanding anything to the contrary in this Lease or in any other writing signed by Landlord, neither this Lease nor any other writing signed by Landlord shall be construed as evidencing, indicating, or causing an appearance that any erection, construction, alteration or repair to be done, or caused to be done, by Tenant is or was in fact for the immediate use and benefit of Landlord. Further, notwithstanding anything contained herein to the contrary, nothing contained in or contemplated by this Lease shall be deemed or construed in any way to constitute the consent or request on the part of Landlord for the performance of any work or services or the furnishing of any materials for which any lien could be filed against the Premises or the Property or any part of any thereof, nor as giving Tenant any right, power, or authority to contract for or permit the performance of any work or services or the furnishing of any materials for which any lien could be filed against the Premises, the Property or any part of any thereof.

16. Negative Covenants of Tenant.

a. System Changes. Supplementing the provisions of Section 14 above, Tenant shall not install any equipment of any kind or nature whatsoever which would or could, in Landlord’s judgment, necessitate any change, replacement or addition to (or which might cause damage to) the plumbing, heating, air-conditioning or electrical systems serving the Premises or any other portion of the Building without the prior written consent of Landlord. In the event such consent is granted, all costs in connection with such changes, replacements or additions shall be paid for by Tenant in advance and any such work shall be performed in a manner so as not to violate the Sustainability Standards or otherwise negatively impact Building Certification.

b. Sales. Without the prior written consent of Landlord, Tenant shall not exhibit, sell or offer for sale (or permit the exhibition, sale or offering for sale) in the Premises, or at the Property, any article or thing except those articles and things connected with the Permitted Use of the Premises by Tenant.

c. Prohibited Uses. Tenant will not make or permit to be made any use of the Premises or any part thereof which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or which directly or indirectly is forbidden by public law, ordinance or governmental regulation or which may be dangerous to life, limb or property or which may invalidate or increase the premium cost of any policy of insurance carried on the Property or covering its operation or which will suffer or permit the Premises or any part thereof to be used in any manner or which would permit anything to be brought into or kept therein which, in the judgment of Landlord, would in any way impair or tend to impair the character, reputation or appearance of the Building as a high quality office building or which would impair or interfere with or tend to impair or interfere with any of the services performed by Landlord for the Building or which could threaten the safety of the Building or any of its occupants.

d. Signs. Tenant shall not display, inscribe, print, paint, maintain or affix on any place in or about the Premises or the Property any sign, notice, legend, direction, figure or advertisement, except a suite sign adjacent to the Premises door and on the directory board of the Building and then only such name(s) and matter, and in such color, size, style, place and materials, as shall first have been approved in writing by Landlord. Landlord shall provide Building standard signage at the Premises entrance and on the lobby directory. The listing by Landlord of any name other than that of Tenant, whether on the doors of the Premises, on the directory of the Building or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be the written consent of Landlord mentioned in Section 24 hereof, it being expressly understood that any such listing is a privilege extended by Landlord and revocable at will by written notice to Tenant.

e. Advertising. Without Landlord’s prior written consent in each instance, Tenant shall not: (1) advertise the business, profession or activities of Tenant conducted at the

Premises in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities; or (2) use the name of the Building for any purpose other than that of the business address of Tenant; or (3) use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence or (4) advertise or otherwise notify third parties that the Premises or any part therefore are available for lease or sublease.

f. Locks. Locks or similar devices may only be attached to or removed from any door or Window in the Premises with Landlord’s prior written consent.

g. Hazardous Substances.

i. Tenant represents, warrants and covenants that (1) the Premises shall not be used by Tenant, its employees, licensees, agents, sublessees or contractors (collectively, “Tenant Parties”) for any dangerous, noxious or offensive trade or business and that Tenant Parties will not cause or maintain a nuisance there, (2) Tenant Parties shall not bring, generate, treat, store or dispose of Hazardous Substances (as hereinafter defined) at the Premises (with the exception of de minimis quantities of Hazardous Substances commonly used in the cleaning and maintenance of general business offices in quantities appropriate to such use), (3) Tenant Parties shall at all times comply with all Environmental Laws (as hereinafter defined) and shall cause the Premises to comply, and (4) Tenant shall keep the Premises free of any lien imposed pursuant to any Environmental Laws by reason of Tenant’s breach of any of the foregoing warranties and covenants. “Premises” for purposes of this Section shall include the Building and the Property including parking areas.

ii. Tenant warrants that it shall promptly deliver to Landlord, (i) copies of any documents received from the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning Tenant’s operations upon the Premises, and (ii) copies of any documents submitted by Tenant to the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning its operations on the Premises, including but not limited to copies of permits, licenses, annual filings and registration forms.

iii. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of any and all Environmental Defaults (defined below).

iv. An “Environmental Default” shall mean the occurrence of any one or more of the following: (1) a breach of Tenant’s representation, warranty and covenant contained in Section 16(g)(i), above, (2) a release, spill or discharge of a Hazardous Substance on or from the Premises by any Tenant Parties, or (3) the discovery of an environmental condition requiring response which violation, release, or condition is attributable to the acts or omissions of any Tenant Parties, or (4) Tenant conducts or commissions a study or other investigation concerning the environmental conditions in or of the Premises, including compliance thereof with applicable Environmental Laws, without Landlord’s prior written consent, or (5) an emergency environmental condition caused by or attributable to any Tenant Parties. Upon occurrence of an Environmental Default, Landlord shall have the right, but not the obligation, to immediately enter the Premises, to supervise and approve any actions taken by

Tenant to address the violation, release, or environmental condition, or if Landlord deems it necessary, then Landlord may perform, at Tenant’s expense, any lawful actions necessary to address the violation, release, or environmental condition.

v. Tenant shall indemnify, defend (with counsel approved by Landlord) and hold Landlord and Landlord’s affiliates, shareholders, directors, officers, employees and agents harmless from and against any and all claims, judgments, damages (including consequential damages), penalties, fines, liabilities, losses, suits, administrative proceedings, costs and expense of any kind or nature, known or unknown, contingent or otherwise, which arise at any time during or after the Term (including, but not limited to, attorneys’, consultant, laboratory and expert fees and including without limitation, diminution in the value of the Building or Property, damages for the loss or restriction on use of rentable space or of any amenity of the Building or Property and damages arising from any adverse impact on marketing of space in the Building), arising from or related to the occurrence of one or more Environmental Defaults during the Term.

vi. Definitions.

(1) “Hazardous Substances” means, (i) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a “hazardous substance”, “Hazardous Material”, “hazardous waste,” “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (ii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources and (iii) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or byproduct material), and medical waste.

(2) “Environmental Laws” collectively means and includes All present and future laws and any amendments thereto (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Substance (including, without limitation, CERCLA, 42 U.S.C. §9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101, et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq., the Clean Air Act, 42 U.S.C. §7401, et seq., the Toxic Substances Control Act, 15 U.S.C. §2601, et seq., the Safe Drinking Water Act, 42 U.S.C. §300f, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq., and any so-called “Super Fund” or “Super Lien” law, any law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

vii. The provisions of this Section 16(g) shall survive any termination of this Lease or the expiration of the Term.

h. Floor Load. Tenant shall not place or permit to be placed upon any floor of the Premises any item of any nature the weight of which shall exceed such floor’s rated floor load limit unless additional floor loads are approved in writing by Landlord in advance.

i. Sustainability Standards. Tenant shall not take or cause or permit to be taken any action that would violate the Sustainability Standards, cause the Premises or the Building to violate the Sustainability Standards or otherwise negatively impact Building Certification.

17. Landlord’s Right of Entry.

a. Tenant shall permit Landlord and the authorized representatives of Landlord and of any mortgagee or any prospective mortgagee to enter the Premises at all reasonable times, with prior notice to Tenant, for the purpose of (i) inspecting the Premises or (ii) making any necessary repairs to the Premises or to the Building and performing any work therein, including any work necessary to obtain or maintain Building Certification and/or maintain the Sustainability Standards. During the progress of any work on the Premises or the Building, Landlord will attempt not to inconvenience Tenant, but shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Tenant by reason of making any repair or by bringing or storing materials, supplies, tools and equipment in the Premises during the performance of any work, and the obligations of Tenant under this Lease shall not be thereby affected in any manner whatsoever.

b. Landlord shall have the right at all reasonable times, with prior notice to Tenant, to enter and to exhibit the Premises for the purpose of inspection or showing the Premises in connection with a sale or mortgage and, during the last twelve (12) months of the Term, to enter upon and to exhibit the Premises to any prospective tenant.

c. If during the last six (6) months of the Term, the Premises are vacated or abandoned by Tenant, Landlord shall be permitted to show the Premises at any time and to prepare the Premises for re-occupancy, including the demolition, alteration and reconstruction of tenant improvements therein provided, however, nothing herein shall relieve Tenant of its obligation to pay Rent in accordance with the terms of this Lease.

d. Tenant shall use its best efforts to respond and to cause Tenant’s employees and any other occupants of the Premises to respond to any reasonable request for information from Landlord related to Building Certification or the Sustainability Standards.

18. Damage by Fire or Other Casualty.

a. (i) If the Premises or Building is damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord whereupon Landlord shall, subject to the consent of Landlord’s present or future mortgagee and to the conditions set forth in this Section 18, repair, rebuild or replace such damage and restore the Premises to substantially the same condition as the Premises were in immediately prior to such damage or destruction; provided, however, that Landlord shall only be obligated to restore such damage or destruction to the extent of the proceeds of fire and other extended coverage insurance policies. Notwithstanding the foregoing, if the Premises is destroyed or damaged to the extent that in Landlord’s sole judgment the Premises cannot be repaired or restored within one hundred eighty (180) days after such casualty, Landlord may terminate this Lease by written notice to Tenant within ninety (90) days after the date of such casualty.

(ii) If it is determined by Landlord in its sole judgment that the Premises cannot be repaired or restored within fifteen (15) months after such casualty, and if (i) all or a substantial portion (i.e., more than 25% of the rentable square footage) of the Premises are rendered untenantable, (ii) access to the Premises has been unavailable as a result of a casualty or (iii) Tenant has suspended its occupancy of the entire Premises for longer than 30 consecutive calendar days as a result of a casualty), then Tenant shall have the right to terminate this Lease as of the date of such damage upon giving notice to Landlord at any time within thirty (30) days after Landlord gives Tenant notice containing said estimate. Unless this Lease is so terminated, Landlord shall proceed to repair and restore the Premises in accordance with this Section 18. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, if such repairs and restoration in fact are not completed within the time period estimated by Landlord.

b. The repair, rebuilding or replacement work shall be commenced promptly and completed with due diligence, taking into account the time required by Landlord to effect a settlement with, and procure insurance proceeds from, the insurer, and for delays beyond Landlord’s reasonable control.

c. The net amount of any insurance proceeds recovered by reason of the damage or destruction of the Building (meaning the gross insurance proceeds excluding proceeds received pursuant to a rental coverage endorsement and the cost of adjusting the insurance claim and collecting the insurance proceeds) shall be applied towards the cost of restoration. Notwithstanding anything to the contrary in this Lease, if in Landlord’s sole opinion the net amount of insurance proceeds will not be adequate to complete such restoration, Landlord shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto by sending a written notice of such termination to Tenant specifying a termination date no less than ten (10) days after its transmission; provided, however, that Tenant may require Landlord, except during the last two (2) years of the Term, to withdraw the notice of termination by agreeing to pay the cost of restoration in excess of the net insurance proceeds and by giving Landlord adequate security for such payment prior to the termination date specified in Landlord’s notice of termination. If the net insurance proceeds are more than adequate, the amount by which the net insurance proceeds exceed the cost of restoration will be retained by Landlord or applied to repayment of any mortgage secured by the Property.

d. Notwithstanding the foregoing, Landlord’s obligation or election to restore the Premises under this Section or to terminate this Lease shall be subject to the terms of any present or future mortgage affecting the Premises and to the mortgagee’s consent if required in the mortgage and shall not, in any event, include the repair, restoration or replacement of the fixtures, improvements, alterations, furniture or any other property owned, installed, made by, or in the possession of Tenant.

e. If Tenant is dispossessed of the Premises (in whole or in part) due to fire or other casualty, Tenant will receive a pro-rata abatement of its Fixed Basic Rent (and if Tenant is dispossessed of only part of the Premises, then Tenant will only receive a pro-rated abatement of its Fixed Basic Rent relating to the untenantable portion of the Premises) during the period Tenant is dispossessed to the extent of such dispossession.

19. Non-Abatement of Rent. Except as otherwise expressly set forth in this Lease, there shall be no abatement or reduction of the Fixed Basic Rent, Additional Rent or other sums payable under this Lease for any cause whatsoever and this Lease shall not terminate, nor shall Tenant be entitled to surrender the Premises, in the event of fire, casualty or condemnation or any default by Landlord under this Lease.

20. Indemnification. Unless such loss, costs or damages were caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors, Tenant hereby agrees to indemnify, defend and hold Landlord and its employees, agents and contractors harmless from any loss, costs and damages (including reasonable attorney’s fees and costs) suffered by Landlord, its agents, employees or contractors, as a result of any claim by a third party, its agents, employees or contractors arising from or in connection with (a) any breach of Tenant of its obligations contained in this Lease, or (b) Tenant’s negligence or willful misconduct or the negligence or willful misconduct of any of Tenant’s agents, contractors or employees. Tenant shall have the right to designate counsel acceptable to Landlord, such approval not to be unreasonably withheld, to assume the defense of any such third party claim on behalf of itself and Landlord. This indemnity shall survive the expiration of the Term or earlier termination of this Lease.

21. Eminent Domain.

a. Total or Partial Taking. In the event of exercise of the power of eminent domain whereby:

i. such portion of the Property is taken that access to the Premises is permanently impaired thereby and reasonable alternate access is not provided by Landlord within a time period which is reasonable under the circumstances; or

ii. all or substantially all of the Premises or the Property is taken; or

iii. less than substantially all of the Property is taken but Landlord, acting in good faith, determines that it is economically unfeasible to continue to operate the uncondemned portion of the Building as a first-class office building; or

iv. less than substantially all of the Premises is taken, but Tenant, acting in good faith, determines that because of such taking it is economically unfeasible to continue to conduct its business in the uncondemned portion of the Premises;

then in the case of (i) or (ii), either party, and in the case of (iii), Landlord, and in the case of (iv), Tenant, shall have the right to terminate this Lease as of the date when possession of that part which was taken is required to be delivered or surrendered to the condemning authority; and in such case all Fixed Basic Rent and other charges shall be adjusted to the date of termination. A “taking” as such term, is used in this Section 21 shall include a transfer of title or of any interest in the Property by deed or other instrument in settlement of or in lieu of transfer by operation of law incident to condemnation proceedings.

b. Temporary Taking. Notwithstanding anything hereinabove provided, in the event of a taking of only the right to or for possession of the Premises for a fixed period of time or for the duration of an emergency or other temporary condition, then this Lease shall continue in full force and effect without any abatement of Fixed Basic Rent or Additional Rent, but the amounts payable by the condemnor with respect to any period of time prior to the expiration or sooner termination of this Lease shall be paid by the condemnor to Landlord and the condemnor shall be considered a subtenant of Tenant. If the amounts payable hereunder by the condemnor are paid in monthly installments, Landlord shall apply the amount of such installments, or as much thereof as may be necessary for the purpose, toward the amount of Fixed Basic Rent and/or Additional Rent due from Tenant for the period, and Tenant shall pay to Landlord any deficiency between the monthly amount thus paid by the condemnor and the amount due from Tenant.

c. Tenant’s Waiver. Regardless of whether this Lease shall terminate, Tenant shall have no right to participate or share in any condemnation claim, damage award or settlement in lieu thereof with respect to any taking of any nature; provided, however, that Tenant shall not be precluded from claiming or receiving payment for Tenant’s relocation and moving expenses and the value of Tenant’s improvements as may be permitted under applicable law so long as the amount of same does not reduce the award which Landlord is entitled to receive.

22. Quiet Enjoyment. Tenant, upon paying the Fixed Basic Rent, Additional Rent and other charges herein required and observing and keeping all covenants, agreements and conditions of this Lease, shall quietly have and enjoy the Premises during the Term without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease, matters of public record and any mortgage to which this Lease shall be subordinate.

23. Rules and Regulations. Landlord hereby reserves the right to prescribe, from time to time, at its sole discretion, reasonable rules and regulations (herein called the “Rules and Regulations”) governing the use and enjoyment of the Premises and the remainder of the Property and the current Rules and Regulations are attached hereto as Exhibit F. In the event of a conflict between the Lease and such Rules and Regulations, the Lease shall control. Tenant shall comply at all times with the Rules and Regulations and shall cause its agents, employees, invitees, visitors, and guests to do so. Landlord shall not be responsible to Tenant for nonobservance or violation of any of the Rules and Regulations by any tenant of the Building, but shall enforce such Rules and Regulations in a uniform manner.

24. Assignment and Sublease.

a. In the event Tenant desires to assign this Lease or sublease all or part of the Premises to any other party, Tenant shall provide written notice of the terms and conditions of such assignment or sublease to Landlord prior to the effective date of any such sublease or assignment, and, prior to such effective date, Landlord shall have the option, exercisable by written notice to Tenant within twenty (20) business days of Landlord’s receipt of written notice from Tenant, to recapture (in the case of subletting) that portion of the Premises to be sublet or all of the Premises (in the case of an assignment) (“Recapture Space”) whereupon this Lease shall be terminated with respect to the Recapture Space and Landlord and Tenant shall be fully released from any and all obligations hereunder with respect to the Recapture Space thereafter accruing, except for any obligations expressly provided herein to survive the expiration or termination of this Lease.

b. In the event that Landlord elects not to recapture the Recapture Space as provided in Section 24(a) above, Tenant may assign this Lease or sublet the whole or any portion of the Premises, subject to Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed, on the basis of the following terms and conditions:

i. Tenant shall provide to Landlord the following:

(1) The name and address of the proposed assignee or subtenant;

(2) All the terms and conditions of the assignment or subletting;

(3) The nature and character of the business of the proposed assignee or subtenant;

(4) Banking, financial and other credit information relating to the proposed assignee or subtenant reasonably sufficient to enable Landlord to determine the proposed assignee’s or sublessee’s financial responsibility; and

(5) In the event of a subleasing of only a portion of the Premises, plans and specifications for Tenants layout, partitioning, and electrical installations for the portion of the Premises to be subleased.

ii. Tenant acknowledges that it shall not be unreasonable for Landlord to withhold its consent if Tenant shall seek to assign or sublet to the following:

(1) To a government or quasi-government agency;

(2) To an entity whose financial or business character is not consistent with the other tenants in the Building;

(3) To an existing tenant of the Building;

(4) [intentionally omitted.]; or

(5) To a tenant or prospect with whom Landlord currently is negotiating for existing space in the Building that is available or may become available.

iii. The assignee or subtenant shall assume, by written instrument, all of the obligations of Tenant as provided by this Lease, and a copy of such assumption agreement shall be furnished to Landlord within ten (10) days of its execution, provided, however, any such subtenants shall only be obligated to assume Tenant’s obligations arising under this Lease with respect to the portion of the Premises sublet. Any sublease shall expressly acknowledge that said subtenant’s rights in and to the Premises shall be no greater than those of Tenant, In addition, any request by Tenant for Landlord’s consent to an assignment or sublease shall not include any option or right of expansion, renewal, first refusal, or any other right or option with respect to the Premises, any other portion of the Building or for any period of time beyond the original Term, Tenant hereby acknowledging that such rights and options, if any, are personal to Tenant.

iv. Tenant and each assignee shall be and remain liable for the observance of all the covenants and provisions of this Lease, including, but not limited to, the payment of Fixed Basic Rent and Additional Rent reserved herein, through the entire Term, as the same may be renewed, extended or otherwise modified.

v. Tenant and any assignee or subtenant, as applicable, shall promptly pay to Landlord fifty percent (50%) of the difference between the rent paid by such subtenant or assignee on a monthly basis and the amount of rent due for such month pursuant to this Lease, after deducting its reasonable expenses incurred for brokerage commissions, reasonable legal fees and tenant improvements for such assignment or sublease.

vi. In any event, the acceptance by Landlord of any rent from the assignee or from any of the subtenants or the failure of Landlord to insist upon a strict performance of any of the terms, conditions and covenants herein shall not release Tenant herein, nor any assignee or subtenant, from any and all of the obligations to be performed by it in accordance herewith during and for the entire Term.

vii. Tenant shall pay to Landlord the sum of Two Thousand Five Hundred Dollars ($2,500.00) to cover its handling charges for each consent to any sublet or assignment prior to its consideration of the same. Tenant acknowledges that its sole remedy with respect to any assertion that Landlord’s failure to consent to any sublet or assignment is unreasonable shall be the remedy of specific performance and Tenant shall have no other claim or cause of action against Landlord as a result of Landlord’s actions in refusing to consent thereto.

viii. Tenant or its agent shall not advertise or publicize in a publication any rental information or asking rents of the Premises or any portion thereof, including, without limitation, in a flyer, newspaper, website, trade publication or other literature or venue.

c. If Tenant is a corporation other than a corporation whose stock is listed and traded on a nationally recognized stock exchange, the provisions of Section 24(a) hereof shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Tenant as if such transfer of stock (or other mechanism) which results in a change of control of Tenant were an assignment of this Lease, and if Tenant is a partnership, limited liability company or joint venture, said provisions shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profits and losses of such partnership, limited liability company or joint venture (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership or member interests) which results in a change of control of such a partnership, limited liability company or joint venture, as if such transfer of an interest in the distributions of profits and losses of such partnership or joint venture which results in a change of control of such partnership, limited liability company or joint venture were an assignment of this Lease; but said provisions shall not apply to, and Tenant shall have the right to assign or sublet this Lease without Landlord’s prior consent in connection with, transactions with an entity into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant’s assets are transferred or to any entity which controls or is controlled by Tenant or is under common control with Tenant, provided that in the event of such merger, consolidation or transfer of all or substantially all of Tenant’s assets (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of Tenant herein named on the date of this Lease, and (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (1 0) days prior to the effective date of any such transaction.

d. Without limiting any of the provisions of this Section 24, if pursuant to the Federal Bankruptcy Code (herein referred to as the “Code”), or any similar law hereafter enacted having the same general purpose, Tenant is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one year’s Fixed Basic Rent plus an amount equal to the Additional Rent for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall he held by Landlord for the balance of the Term, without interest, as security for the full performance of all of Tenant’s obligations under this Lease, to be held and applied in the manner specified for any security deposit required hereunder.

e. Except as specifically set forth above, no portion of the Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of Tenant or change of control of Tenant, nor shall Tenant pledge its interest in this Lease or in any security deposit required hereunder.

25. Tenant’s Relocation. Landlord, in its sole discretion, shall have the one-time right at any time during the term of this Lease to change the location of the Premises to other space (the “Substituted Leased Premises”) within the Building, subject to the terms and conditions set forth below.

a. The Substituted Leased Premises shall contain a minimum floor area of approximately the same number of square feet as are contained in the Premises with approximately the same views as the Premises; and the square footage of any Common Facilities attributable to the Substituted Leased Premises shall be approximately the same as that of the Common Facilities attributable to the Premises.

b. Landlord shall give Tenant notice of Landlord’s decision to relocate Tenant, and Tenant agrees that it shall relocate to the Substituted Leased Premises as soon as same is ready for occupancy.

c. Landlord shall bear and pay for the cost and expense of any such relocation (including relocating the Furniture); provided, however, that Tenant shall not be entitled to any compensation for damages for any interference with or interruption of its business during or resulting from such relocation. Landlord shall make reasonable efforts to minimize such interference. Tenant shall cooperate with Landlord so as to facilitate the prompt completion by Landlord of its obligations under this Section. Without limiting the generality of the foregoing, Tenant agrees to provide to Landlord promptly such approvals, instructions, plans, specifications or other information as may be reasonably requested by Landlord.

d. In connection with any such relocation, Landlord shall, at its own cost and expense, (i) furnish and install in (or, if practicable, relocate to) the Substituted Leased Premises all walls, partitions, floors, floor coverings, ceilings, fixtures, wiring and plumbing, if any, (as distinguished from trade fixtures, equipment, furniture, furnishings and other personal property belonging to Tenant) required for Tenant’s proper use and occupancy thereof, all of which items shall be comparable in quality to those situated in the Premises, and (ii) reimburse Tenant for the reasonable costs of purchasing a one (1) month’s supply of its printed marketing materials, stationary and business cards to the extent Tenant’s suite number or address is changed due to such relocation.

e. Landlord and Tenant shall promptly execute an amendment to this Lease reciting the relocation of the Premises and any changes in the Fixed Basic Rent and Additional Rent payable hereunder on account of the change in rentable area of the Substituted Lease Premises.

26. Subordination. This Lease and Tenant’s rights under this Lease shall be subject and subordinate at all times in lien and priority to any mortgages or other primary encumbrances now or hereafter placed upon or affecting the Property or the Premises, and to all renewals, modifications, consolidations and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant shall execute and deliver upon demand a subordination, non-disturbance and attornment agreement in form satisfactory to Landlord and Landlord’s mortgagee and any further instrument or instruments confirming the subordination of this Lease to the lien of any such mortgage or to the lien of any other mortgage, if requested to do so by Landlord with the consent of the mortgagee, and any further instrument or instruments of attornment that may be desired by any such mortgagee or Landlord. Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by giving notice in writing to Tenant and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery. In that event such mortgagee shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution and delivery of the mortgage and had been assigned to such mortgagee.

27. Curing Tenant’s Defaults. If Tenant defaults in the performance of any of its obligations under this Lease, Landlord may, without any obligation to do so and in addition to any other rights it may have in law or equity, elect to cure such default on behalf of Tenant after ten (10) days written notice (except in the case of emergency) to Tenant. Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including Interest thereon from the respective dates of Landlord’s making the payments and incurring such costs, which sums and costs together with interest thereon shall be deemed Additional Rent payable within ten (10) days of demand.

28. Surrender.

a. At the expiration of the Term or earlier termination of this Lease, Tenant shall promptly yield up the Premises and all improvements, alterations and additions thereto, and all fixtures and equipment servicing the Premises in a condition which is clean of garbage and debris and broom clean and in the same condition, order and repair in which they are required to be kept throughout the Term, ordinary wear and tear excepted.

b. If Tenant, or any person claiming through Tenant, continues to occupy the Premises after the expiration of the Term or earlier termination of this Lease or any renewal thereof without the prior written consent of Landlord, (i) the tenancy under this Lease shall become, at the option of Landlord, expressed in a written notice to Tenant and not otherwise, a tenancy from month-to-month, terminable by Landlord on thirty (30) days prior notice, under the same terms and conditions set forth in this Lease; (ii) the Fixed Basic Rent during such continued occupancy shall be one hundred seventy-five percent (175%) of the Fixed Basic Rent for the last year of the Term; and (iii) if such holdover is for more than thirty (30) days, Tenant shall indemnify Landlord for any loss or damage incurred by reason of Tenant’s failure to surrender the Premises. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord’s prior written consent shall constitute an Event of Default under this Lease and shall be subject to all the remedies set forth in Section 29(b) of this Lease.

29. Defaults-Remedies.

a. Defaults. It shall be an Event of Default under this Lease if any one or more of the following events occurs (each, an “Event of Default”):

i. Tenant fails to pay in full, when due and without demand, any and all installments of Fixed Basic Rent or Additional Rent or any other charges or payments due and payable under this Lease whether or not herein included as rent, and such default shall continue for five (5) days after Landlord shall have given to Tenant a written notice that same is past due.

ii. Tenant violates or fails to perform or otherwise breaches any other agreement, term, covenant or condition contained in this Lease where such violation or failure continues for thirty (30) days after notice to Tenant of same.

iii. Tenant abandons or vacates the Premises without notice and without having first paid to Landlord in full all Fixed Basic Rent, Additional Rent and other charges that have become due as well as all which will become due thereafter through the end of the Term.

iv. Tenant fails to furnish a Tenant Estoppel Certificate within the time period provided by Section 37.

v. Tenant becomes insolvent or bankrupt in any sense or makes an assignment for the benefit of creditors or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is tiled by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver or similar official for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon by any sheriff, marshal or constable.

vi. Any of the events enumerated in Sections (a)(i) through (a)(v) of this Section 29 happen to any guarantor of this Lease.

b. Remedies. Upon the occurrence of an Event of Default under this Lease, Landlord shall have all of the following rights:

i. Landlord may charge a late payment charge and Interest in accordance with Section 9 above. If Landlord incurs a late charge in connection with any payment which Tenant has failed to make within the times required in this Lease, Tenant shall pay Landlord, in addition to such payment due, the full amount of such late charge incurred by Landlord. Nothing in this Lease shall be construed as waiving any rights of Landlord arising out of any default of Tenant, by reason of Landlord’s imposing or accepting any such late charge(s) and/or Interest; the right to collect such late charge(s) and/or Interest is separate and apart from any rights relating to remedies of Landlord after default by Tenant including, without limitation, the rights and remedies of Landlord provided herein.

ii. Landlord shall be entitled to damages computed in accordance with Section 29(c) below.

iii. Landlord may reenter the Premises and, at the option of Landlord, remove all persons and all or any property therefrom, either by self help or by summary dispossess proceedings or by any suitable action or proceeding at law or by force or otherwise, without being liable for prosecution or damages therefor, and Landlord may repossess and enjoy the Premises. Upon recovering possession of the Premises by reason of or based upon or arising out of a default on the part of Tenant, Landlord may, at Landlord’s option, either terminate this Lease or make such alterations and repairs as may be necessary, as reasonably determined by Landlord, in order to relet the Premises and may relet the Premises or any part or parts thereof, either in Landlord’s name or otherwise, for a term or terms which may, at Landlord’s option, be less than or exceed the period which would otherwise have constituted the balance of the Term and at such rent or rents and upon such other terms and conditions as in Landlord’s sole but reasonable discretion may seem advisable and to such person or persons as may in Landlord’s reasonable discretion seem best; upon each such reletting all rents received by Landlord from such reletting shall be applied as follows: first, to the payment of any costs and expenses of such reletting, including all costs of alterations and repairs; second, to the payment of any indebtedness other than Fixed Basic Rent, Additional Rent or other charges due hereunder from Tenant to Landlord; third, to the payment of Fixed Basic Rent, Additional Rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as it may become due and payable hereunder. If rentals received from reletting during any month are less than that to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of the Premises or the making of alterations or improvements thereto or the reletting thereof shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of termination is given to Tenant. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises or, in the event that the Premises or any part or parts thereof are relet, for failure to collect the rent thereof under such reletting. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

iv. Landlord may terminate this Lease and the Term without any right on the part of Tenant to waive the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

v. CONFESSION OF JUDGMENT FOR MONEY DAMAGES. TENANT HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY AGREES THAT, IF FIXED BASIC RENT OR ANY CHARGES HEREBY RESERVED AS ADDITIONAL RENT OR DAMAGES, OR ANY OTHER SUM PAYABLE HEREUNDER SHALL REMAIN UNPAID WHEN THE SAME IS DUE BEYOND ANY APPLICABLE GRACE PERIOD (IF ANY), TENANT HEREBY EMPOWERS ANY PROTHONOTARY OR ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR TENANT AND ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST TENANT IN ANY AND ALL ACTIONS WHICH MAY BE BROUGHT FOR SUCH RENT, DAMAGES OR OTHER CHARGES OR EXPENSES AGREED TO BE PAID BY TENANT HEREUNDER; AND IN SUCH SUITS OR ACTIONS TO CONFESS JUDGMENT AGAINST TENANT FOR ALL OR ANY PART OF SUCH RENT INCLUDING, AT LANDLORD’S OPTION, SUCH RENT FOR THE ENTIRE UNEXPIRED BALANCE OF THE TERM, AND ANY OTHER CHARGES, PAYMENTS, COSTS AND EXPENSES RESERVED AS RENT OR AGREED TO BE PAID BY THE TENANT, AS WELL AS DAMAGES; AND FOR INTEREST AND COSTS TOGETHER WITH AN ATTORNEYS’ COMMISSION OF THREE THOUSAND FIVE HUNDRED DOLLARS ($3,500.00), FIFTEEN PERCENT (15%) OF THE AMOUNT SO CONFESSED OR ACTUAL ATTORNEYS’ FEES INCURRED, AS ELECTED BY LANDLORD IN ITS SOLE DISCRETION, FOR WHICH THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT. SAID AUTHORITY SHALL NOT BE EXHAUSTED BY ONE EXERCISE THEREOF, BUT JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AND AS OFTEN AS ANY SUCH RENT OR OTHER CHARGES RESERVED AS SUCH RENT OR DAMAGES SHALL FALL DUE OR BE IN ARREARS IN THE MANNER AND FORM SET FORTH ABOVE. TENANT WAIVES ALL ERRORS IN CONNECTION WITH ANY SUCH CONFESSION OF JUDGMENT. SUCH POWERS MAY BE EXERCISED AFTER THE

EXPIRATION OF THE TERM. THE EXERCISE OF SAID AUTHORITY SHALL NOT DEPRIVE LANDLORD OF ANY REMEDIES OR ACTION AGAINST TENANT FOR TERMINATING THIS LEASE, OR TAKING OR RECOVERING POSSESSION OF THE PREMISES, NOR SHALL THE RIGHT TO INSIST UPON THE FORFEITURE AND TO OBTAIN POSSESSION IN THE MANNER PROVIDED IN SUBPARAGRAPH (VI) BELOW BE CONSTRUED AS A WAIVER OF LANDLORD’S RIGHT TO BRING ANY REMEDY OR ACTION AGAINST TENANT FOR FIXED BASIC RENT, ADDITIONAL RENT OR FOR OTHER SUMS DUE HEREUNDER OR FOR DAMAGES DUE OR TO BECOME DUE FOR THE BREACH OF ANY CONDITION OR COVENANT HEREIN CONTAINED.

vi. CONFESSION OF JUDGMENT FOR POSSESSION. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT OR UPON THE EXPIRATION OR TERMINATION OF THE TERM OF THIS LEASE, FOR THE PURPOSE OF OBTAINING POSSESSION OF THE PREMISES, TENANT HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR TENANT AND ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST TENANT FOR POSSESSION OF THE PREMISES, AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, IN FAVOR OF LANDLORD, FOR RECOVERY BY LANDLORD OF POSSESSION THEREOF, FOR WHICH THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE PREMISES, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY STAY OF EXECUTION. IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED THE SAME SHALL BE TERMINATED AND THE POSSESSION OF THE PREMISES REMAINS IN OR IS RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON THE OCCURRENCE OF ANY SUBSEQUENT EVENT OF DEFAULT TO CONFESS JUDGMENT IN ONE OR MORE FURTHER ACTIONS IN THE MANNER AND FORM SET FORTH ABOVE TO RECOVER POSSESSION OF SAID PREMISES FOR SUCH SUBSEQUENT DEFAULT. TENANT WAIVES ALL ERRORS IN CONNECTION WITH ANY SUCH CONFESSION OF JUDGMENT. NO SUCH TERMINATION OF THIS LEASE, NOR TAKING, NOR RECOVERING POSSESSION OF THE PREMISES SHALL DEPRIVE LANDLORD OF ANY REMEDIES OR ACTION AGAINST TENANT FOR MINIMUM RENT, ADDITIONAL RENT OR FOR OTHER SUMS DUE HEREUNDER OR FOR DAMAGES DUE OR TO BECOME DUE FOR THE BREACH OF ANY CONDITION OR COVENANT HEREIN CONTAINED, NOR SHALL THE BRINGING OF ANY SUCH ACTION FOR RENT AND/OR OTHER SUMS DUE HEREUNDER, OR BREACH OF COVENANT OR CONDITION NOR THE RESORT TO ANY OTHER REMEDY HEREIN PROVIDED FOR THE RECOVERY OF RENT AND/OR OTHER SUMS DUE HEREUNDER OR DAMAGES FOR SUCH BREACH BE CONSTRUED AS A WAIVER OF THE RIGHT TO INSIST UPON THE FORFEITURE AND TO OBTAIN POSSESSION IN THE MANNER HEREIN PROVIDED.

c. Damages.

i. Without Termination. If Landlord shall not elect to terminate this Lease pursuant to Section 29(b)(iv) above, notwithstanding reentry upon the Premises by Landlord and in addition to and without limiting Landlord’s right to other damages upon the occurrence of an Event of Default, Tenant shall be and remain liable to Landlord in an amount computed as follows (the “Accelerated Rent Component”): (a) an amount equal to the sum of all Rent then in arrears plus the aggregate of all Rent which is payable under this Lease for the balance of the Term, computed as if no Event of Default had occurred and any reentry had not been made (including, without limitation, Tenant’s Proportionate Share of Real Estate Taxes and Operating Expenses which would be owing for the remainder of the Term, as reasonably estimated by Landlord) and, in calculating such aggregate of Rent which is payable under this Lease for the balance of the Term, using a discount rate of six (6%) percent per annum; plus (b) all costs and expenses incurred by Landlord in connection with the Event of Default and any reletting of the Premises, including, without limitation, (i) costs of reentry, repair and renovation, (ii) the value of all inducements granted or paid to new tenants of the Premises in connection with reletting including, without limitation, construction allowances and the value of rent-free periods, (iii) brokers’ commissions and advertising expenses, (iv) watchman’s wages and any sheriffs, marshal’s, constable’s or other officials’ commissions, whether chargeable to Landlord or Tenant, and (v) attorneys’ fees, costs and expenses; plus (c) Interest accrued on the aggregate of the aforesaid sums from the date each was payable (or, with respect to sums owing under clause (b) from the date each was incurred by Landlord) until paid by Tenant (whether before or after judgment); which sum shall be credited with (d) all rentals actually received by Landlord during the remainder of the Term from any replacement tenant to which the Premises are relet.

ii. With Termination. If Landlord shall elect to terminate this Lease notwithstanding reentry upon the Premises by Landlord upon the occurrence of an Event of Default Tenant shall be and remain liable to Landlord in an amount computed as follows: (a) an amount equal to the sum of all Rent then in arrears plus the aggregate of all Rent which is payable under this Lease for the balance of the Term, computed as if no Event of Default had occurred and any reentry had not been made (including, without limitation, Tenant’s Proportionate Share of Real Estate Taxes and Operating Expenses which would be owing for the remainder of the Term, as reasonably estimated by Landlord); plus (b) all costs and expenses incurred by Landlord in connection with the Event of Default and any reletting of the Premises, including, without limitation, (i) costs of reentry, repair and renovation, (ii) the value of all inducements granted or paid to new tenants of the Premises in connection with reletting including, without limitation, construction allowances and the value of rent-free periods, (iii) brokers’ commissions and advertising expenses, (iv) watchman’s wages and any sheriff’s, marshal’s, constable’s or other officials’ commissions, whether chargeable to Landlord or Tenant, and (v) attorneys’ fees, costs and expenses; plus (c) Interest accrued on the aggregate of the aforesaid sums from the date each was payable (or, with respect to sums owing under clause (b) from the date each was incurred by Landlord) until paid by Tenant (whether before or after judgment) against which sum Tenant shall be credited with (d) the value of the fair rental value of the Premises.

d. Waiver of Jury Trial; Attorneys Fees. IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT (A) THEY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE,

THE RELATIONSHIP OF LANDLORD AND TENANT. TENANT’S USE OR OCCUPANCY OF THE PREMISES OR CLAIM OF INJURY OR DAMAGE, AND (B) IN ANY ACTION ARISING HEREUNDER, THE ATTORNEYS’ FEES AND COSTS OF THE PREVAILING PARTY WILL BE PAID BY THE OTHER PARTY TO THE ACTION.

e. Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute. Landlord shall have no duty to mitigate its damages in the event of Tenant’s default under this Lease.

f. Indirect or Consequential Damages. Except as may be expressly provided in Article 28 hereof or this Article 29, Landlord and Tenant hereby waive any indirect, special or consequential damages (including but not limited to, lost profits or interruption of business for any reason whatsoever) incurred or suffered as a result of any matter arising out of or in connection with this Lease.

30. Broker’s Commission. Tenant represents and warrants to Landlord that the Brokers (as defined in the Preamble) are the sole brokers with whom Tenant has negotiated in bringing about this Lease and Tenant agrees to indemnify and hold Landlord and its mortgagee(s) harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease by Landlord and Tenant. In no event shall Landlord’s mortgagee(s) have any obligation to any broker involved in this transaction. Landlord represents and warrants to Tenant that the Brokers are the sole brokers with whom Landlord has negotiated in bringing about this Lease and Landlord agrees to indemnify and hold Tenant harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease by Landlord and Tenant.

31. Notices. All notices, demands, requests, consents, certificates, and waivers required or permitted hereunder from either party to the other shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid, or by recognized overnight courier, addressed as follows:

If to Tenant:

Prior to the Commencement Date:

NABRIVA THERAPEUTICS US, INC.

318 Winfield Road

Devon, PA 19333

Attention: Colin Broom, Chief Executive Officer

After the Commencement Date:

At the Premises.

Attention: Colin Broom, Chief Executive Officer

If to Landlord:

EOS AT 1000 CONTINENTAL, LLC

c/o KBS Realty Advisors, LLC

590 Madison Avenue, 26th Floor

New York, New York 10022

Attention: Shannon W. Hill, Senior Vice President

with a copy to:

EOS AT 1000 CONTINENTAL, LLC

c/o KBS Realty Advisors

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

Attn: General Counsel

With an additional copy to:

Law Offices of David J. Feit, Esq., PLLC

22 Cortlandt Street, Suite 803

New York, NY 10007

Attention: David J. Feit, Esq.

Either party may at any time, in the manner set forth for giving notices to the other, specify a different address to which notices to it shall thereafter be sent. All notices shall be effective upon receipt or rejection of receipt by the addressee. Notices from Landlord may be given by Landlord or by Landlord’s agent or attorney.

32. Inability to Perform. This Lease and the obligation of Tenant to pay the rent hereunder and/or the obligations of Landlord and Tenant to comply with the covenants and conditions hereof shall not be affected, curtailed, impaired, or excused because of the other party’s inability to supply any service or material called for herein, by reason of any rule, order, regulation, or preemption by any governmental entity, authority, department, agency, or subdivision or for any delay that may arise by reason of negotiations for the adjustment of any fire or other casualty loss or because of strikes or other labor trouble or for any cause beyond the control of the other party or for any other reason constituting Force Majeure. “Force Majeure” shall mean and include those situations beyond either party’s control, including by way of example and not limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies, or materials; inclement weather; scheduling of planning board meetings or other municipal action affecting any issuance of construction permits and/or approvals; where applicable, the passage of time while waiting for an adjustment of insurance proceeds; or war, terrorism, or bioterrorism. Landlord shall be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by a Force Majeure event provided nothing contained in this Article or elsewhere in this Lease shall be deemed to excuse or permit any delay in the performance of payment obligations on the part of Landlord. Tenant shall similarly be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by a Force Majeure event, provided nothing contained in this Article or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of Fixed Basic Rent or Additional Rent by Tenant to Landlord, or any delay in the cure of any Tenant default which may be cured by the payment of money.

33. Survival. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Term, whether by lapse of time or otherwise, shall not relieve Tenant from its obligations accruing prior to the expiration of the Term.

34. Authority; Financial Statements. Tenant hereby covenants and warrants that: Tenant is a duly formed entity qualified to do business in the state in which the Property is located; Tenant will remain qualified to do business in said state throughout the Term; and the persons executing and delivering this Lease on behalf of Tenant are duly authorized by such entity to execute and deliver this Lease on behalf of such entity.

35. Waiver of Invalidity of Lease. Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or make any claim that the Lease is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, without limitation, requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements and each party hereby waives the right to assert any such defenses or make any claim of invalidity or unenforceability due to any of the foregoing.

36. Security Deposit. As additional security for the full and prompt performance by Tenant of the terms and covenants of this Lease, Tenant has deposited with Landlord the Security Deposit. The Security Deposit shall not constitute rent for any month (unless so applied by Landlord on account of Tenant’s default hereunder). Tenant shall, upon demand, restore any portion of the Security Deposit which may be applied by Landlord to cure any default by Tenant hereunder. To the extent that Landlord has not applied the Security Deposit or any portion thereof on account of a default, the Security Deposit, or such remaining portion of the Security Deposit, shall be returned to Tenant, without interest, within sixty (60) days following the expiration of this Lease.

37. Estoppel Certificate. Tenant shall from time to time, within ten (10) days after Landlord’s request or that of any mortgagee of Landlord, execute, acknowledge and deliver to Landlord a written commercially reasonable estoppel certificate in recordable form, in form reasonably satisfactory to Landlord or any other party designated by Landlord.

38. Rights Reserved by Landlord. Landlord waives no rights, except those that may be specifically waived herein, and explicitly retains all other rights including, without limitation, the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim:

a. To change the name or street address of the Building;

b. The exclusive right to use the name of the Building for all purposes, except that Tenant may use the name on its business address and for no other purpose;

c. To install, affix and maintain any and all signs on the exterior and on the interior of the Building or the Property;

d. To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises and during the continuance of any of such work, to temporarily close doors, entry ways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of Common Facilities, all without affecting any of Tenant’s obligations hereunder (except as otherwise expressly provided herein), so long as the Premises are reasonably accessible and usable;

e. To furnish door keys for the entry door(s) in the Premises on the Commencement Date and to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. Upon the expiration of the Term or Tenant’s right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises;

f. To designate and approve all window coverings used in the Building;

g. To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Building so as not to exceed the legal load per square foot designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times, in such manner and upon such terms as Landlord shall direct in writing;

h. To regulate delivery of supplies and the usage of the loading docks, receiving areas and freight elevators;

i. To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises;

j. To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building or on the Property;

k. To alter the layout, design and/or use of the Building in such manner as Landlord, in its sole discretion, deems appropriate, so long as the character of the Building as a first class office building is maintained;

l. The exclusive right to use or dispose of the use of the roof of the Building;

and

m. During the last six (6) months of the Term of this Lease, if during or prior to that time Tenant has vacated the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy, without affecting Tenant’s obligation to pay Rent for the Premises.

39. Miscellaneous.

a. Irrevocable Offer and Required Approval. The submission of this Lease for examination does not constitute an offer to lease, or a reservation of or option for the Premises, and this Lease becomes effective only upon execution and delivery thereof by both Landlord and Tenant.

b. Non Waiver. The failure of either party hereto in any one or more instances to insist upon the strict performance of any one or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as a waiver or relinquishment of the right to insist upon such performance or exercise in the future, and such right shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

c. Partial Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Fixed Basic Rent or Additional Rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

d. Entire Agreement. This Lease constitutes the entire agreement between the parties relating to the subject matter contained herein. Neither party hereto has made any representations or promises to the other except as expressly contained herein. This Lease supersedes all prior negotiations, agreements, informational brochures, letters, promotional information and other statements and materials made or furnished by Landlord or its agents. No rights, easements or licenses are acquired in the Property or in any land adjacent thereto, by Tenant by implication or otherwise, except as expressly set forth in this Lease. No agreement hereinafter made shall be effective to change, modify, discharge or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

e. Mortgagee Approval. If any mortgagee shall have the right of approval of this Lease and such mortgagee shall, subsequent to the execution hereof by all parties hereto, require a change or changes in this Lease as a condition of its approval thereof and if within thirty (30) days after notice from Landlord, Tenant fails or refuses to execute the amendment(s) to this Lease accomplishing the change or changes which are stated by Landlord as being needed in connection with the approval of this Lease by the mortgagee, Landlord shall have the right to cancel this Lease. It is understood and agreed that any such change or changes required by such mortgagee shall not affect or alter: (1) the Fixed Basic Rent; or (2) the size of the Premises. Landlord represents and warrants to Tenant that no consent or approval is required from any third party for the execution by Landlord of this Lease.

f. Partial Invalidity. If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

g. Choice of Law. This Lease has been executed and delivered in the Commonwealth of Pennsylvania and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action brought to enforce or interpret this Lease shall be brought in the court of appropriate jurisdiction in the county in which the Building is located. Should any provision of this Lease require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Lease and that legal counsel was consulted by each responsible party before the execution of this Lease.

h. No Recordation. This Lease shall not be recorded in whole or in memorandum form by either party hereto without the prior written consent of the other.

i. Receipt of Money. No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit, or alter final judgment for the possession of the Premises, shall reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit or imply consent for any action for which Landlord’s consent is required.

j. No Joint Venture. This Lease shall create only the relationship of Landlord and Tenant between Landlord and Tenant and no estate shall pass out of Landlord. Nothing herein is intended to be construed as creating a joint venture or partnership relationship between the parties hereto.

k. No Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Lease is intended to benefit any party other than the signatories hereto and their permitted heirs, personal representatives, successors and assigns, and no provision of this Lease shall be enforceable by any other party.

l. Exhibits. All exhibits referred to in this Lease are attached hereto and shall be deemed an integral part hereof.

m. Captions. The captions included in this Lease, whether for sections, subsections, paragraphs, Table of Contents, Exhibits, or otherwise, are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof, and are not to be used in interpreting this Lease or for any other purpose in the event of any controversy.

n. Representations. Landlord has made no representation, agreement, condition, warranty, understanding, or promise, either oral or written, other than as set forth herein, with respect to the Lease, the Property, the Premises, or otherwise.

o. Gender; Plural Terms; Persons. The masculine, feminine, or neuter pronoun shall each include the masculine, feminine, and neuter genders. A reference to person shall mean a natural person, a trustee, a corporation, a partnership and any other form of legal entity. All references (including pronouns) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, as the context may require.

p. Time. Time is of the essence of this Lease with respect to the performance by Tenant of all of its obligations hereunder.

q. Light and Air. No diminution or shutting off of any light, air or view by any structure now or hereafter erected shall in any manner affect this Lease or the obligations of Tenant hereunder, or increase any of the obligations of Landlord hereunder.

r. Counterparts; Electronic or Scanned Copies. This Lease may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but one and the same instrument. Photocopies and electronically scanned or faxed copies of original signature pages shall be deemed originals in all respects. At either party’s request, both parties hereto shall execute and deliver to each other originally executed conforming duplicates of this Lease.

40. OFAC. Tenant represents, warrants and covenants that neither Tenant nor any of its officers or directors (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OF AC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 200 I) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107- 56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the Foreign Terrorist Organization List or the Terrorist Exclusion List maintained by the United States Department of State; (iv) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. I-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ. L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The

Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (v) is engaged in activities prohibited in the Orders; or (vi) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.). Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representation, warranty and covenant.

41. Additional Definitions.

a. “Date of this Lease” or “date of this Lease” shall mean the date of acceptance and execution of this Lease by Landlord, following execution and delivery thereof to Landlord by Tenant and that date shall be inserted in the space provided in the Preamble.

b. “Landlord” as used in this Lease includes Landlord named above as well as its successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this lease as Landlord. Any such person, whether or not named herein, shall have no liability hereunder after ceasing to hold title to the Property. Neither Landlord nor any principal of Landlord nor any owner of the Building or the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease, the Premises or the Property, and if Landlord is in breach or default with respect to Landlord’s obligations under this Lease or otherwise, Tenant shall look solely to the equity of Landlord in the Premises for the satisfaction of Tenant’s remedies.

c. “Tenant” as used in this Lease includes Tenant named above as well as its heirs, successors and assigns, each of which shall be under the same obligations, liabilities and disabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this Lease as Tenant. Each and every person named above as Tenant shall be bound jointly and severally by the terms, covenants and agreements contained herein. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant, immediate or remote, unless the assignment to such assignee is permitted or has been approved in writing by Landlord. Any notice required or permitted by the terms of this Lease may be given by or to any one of the persons named above as Tenant, and shall have the same force and effect as if given by or to all of them.

d. “Mortgage” or “mortgage” as used in this Lease includes any lien or encumbrance on the Premises, the Building or the Property or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground lease if Landlord’s interest is or becomes a leasehold estate. The words “mortgagee” and “Mortgagee” are used herein to include the holder of any mortgage, including any ground Landlord if Landlord’s interest is or becomes a leasehold estate. Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.

e. “Person” as used in this Lease includes a natural person, a partnership, a corporation, an association, and any other form of business association or entity.

f. “Rent” or “rent” as used in this Lease shall mean all Fixed Basic Rent and Additional Rent and any other rent or other sums due from Tenant under this Lease.

42. Furniture.

a. Tenant’s Furniture Use. From the Commencement Date until the expiration or sooner termination of the Term, Tenant may use such furniture (collectively, “Furniture”) which may be then located in the Premises as described on Exhibit “K” annexed hereto (provided, however, Tenant acknowledges that certain items listed, such as desk chairs and/or file cabinets may be removed but the basic furniture and workstations listed shall remain in the Premises). Tenant acknowledges that Landlord makes no representations or warranties with respect to the condition of the Furniture or as to whether or not any third party has a prior right to or lien in and to the Furniture. Tenant covenants that the Furniture shall be accepted by Tenant in its “as-is” condition on the Commencement Date and shall be returned by Tenant to Landlord in its “as-is” condition, reasonable wear and tear excepted, on the expiration or sooner termination of the Term.

Tenant hereby confirms that:

(i) Tenant has thoroughly inspected the Furniture;

(ii) Tenant is satisfied with the physical condition of the Furniture based on Tenant’s own judgment and expressly disclaims reliance upon any statements, representations, or warranties made by Landlord;

(iii) The Furniture is clean, functioning, and in good order;

(iv) [intentionally omitted]; and

(v) Landlord is not a manufacturer or vendor of all or any of the Furniture.

b. No Warranty by Landlord. Landlord neither makes nor shall be deemed to have made:

(i) Any warranty or representation, either express or implied, as to the design or condition of, or as to the quality of the material or workmanship in, or as to the suitability for any purpose of, all or any of the Furniture, or as to the ability of all or any of the Furniture to perform any function;

(ii) Any warranty of merchantability of all or any of the Furniture for any particular purpose or as to any other matter relating to all or any of the Furniture, it being agreed that all risk of loss, as between Landlord and Tenant, is to be borne by Tenant, and the benefits of any and all implied warranties and representations of Landlord are hereby waived by Tenant; or

(iii) Any warranty or representation, either express or implied, as to whether or not any third party has a prior right to or lien in and to the Furniture.

c. Maintenance, Repair of Furniture. Landlord shall at all times during the Term of this Lease have no responsibility, and Tenant assumes all responsibility, for the physical condition of the Furniture. Tenant, at its sole expense, shall maintain and repair any damage caused by Tenant or any of Tenant’s agents, contractors or employees to the Furniture in a first class manner so as to keep them clean, functioning, and in good order at all times.

d. [Intentionally omitted.]

e. Ownership of Furniture. To evidence Landlord’s continuing ownership of and title to the Furniture, Tenant shall, upon Landlord’s demand, execute and deliver to Landlord any and all confirmatory documents, security agreements, and/or financing statements, in form and content satisfactory and acceptable to Landlord. At no time shall Tenant remove from the Premises all or any of the Furniture. Tenant shall do nothing that will result in a lien, claim, or encumbrance being placed against all or any of the Furniture.

f. End of Lease. At the expiration or earlier termination of this Lease, whichever comes sooner, all of the Furniture shall be in the Premises and all the Furniture shall be in the physical condition required under this Article.

43. TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS REGARDING CONFESSION OF JUDGMENT AS PROVIDED IN SECTION 29(b) ABOVE. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING, BUT NOT LIMITED TO, OBTAINING POSSESSION OF THE PREMISES AND RECOVERY OF FIXED BASIC RENT, ADDITIONAL RENT OR DAMAGES, OR ANY OTHER SUM PAYABLE UNDER THIS LEASE WHICH SHALL REMAIN UNPAID WHEN THE SAME IS DUE BEYOND ANY APPLICABLE GRACE PERIOD (IF ANY), PURSUANT TO A JUDGMENT BY CONFESSION. FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD’S COUNSEL FOR VIOLATION OF TENANT’S CONSTITUTIONAL RIGHTS IN THE EVENT THAT JUDGEMENT IS CONFESSED PURSUANT TO THIS LEASE.

(TENANT INITIALS)

IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration, and intending to be legally bound, each party hereto has caused this agreement to be duly executed under seal.

Landlord:

Date Signed: 12-1-14

EOS AT 1000 CONTINENTAL, LLC,
a Delaware limited liability company

By: KBS Realty Advisors, LLC,
a Delaware limited liability company, its authorized agent

By:	/s/ Shannon W. Hill
Name:	Shannon W. Hill
Title:	Senior Vice President

Tenant:

Date Signed: 24 Nov 2014

NABRIV A THERAPEUTICS US, INC.,
a Delaware corporation

By:	/s/ Colin Broom
Name:	Colin Broom
Title:	Chief Executive Officer

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT A

LEGAL DESCRIPTION

ALL THAT CERTAIN parcel of land.

SITUATE in Upper Merion Township, Montgomery County, Pennsylvania, being shown on the ALTA/ACSM Land Title Survey prepared by Chester Valley Engineers, Inc. dated 12/9/2013, last revised 1/27/2014 and being more fully described as follows:

BEGINNING at the Northwesterly comer thereof, a point in line of lands now or formerly of 1030 Continental Associates, said point of beginning being measured South 36 degrees 38 minutes 40 seconds East 52.00 feet from a point on the former title line of Route 202 (S.R. 0202); thence from the point of beginning, along the Required Right of Way Line for Limited Access of Route 202 (S.R. 0202), the following five (5) courses and distances:

(1) North 75 degrees 04 minutes 29 seconds East a distance of 61.01 feet;

(2) North 14 degrees 07 minutes 03 seconds West a distance of 8.10 feet;

(3) North 75 degrees 52 minutes 57 seconds East a distance of 390.00 feet;

(4) South 87 degrees 25 minutes 06 seconds East a distance of 52.20 feet;

(5) North 75 degrees 52 minutes 57 seconds East a distance of 88.72 feet to a point in line of lands now or formerly of Liberty Property LP.; thence along said lands, the following two (2) courses and distances:

(1) Leaving said Required Right of Way Line, South 36 degrees 37 minutes 40 seconds East a distance of 579.98 feet;

(2) South 69 degrees 45 minutes 40 seconds West a distance of 519.75 feet to a point on the Northeasterly Dedicated Right of Way Line of Continental Road (T-501); thence along said Right of Way Line, the following two (2) courses and distances:

(1) North 38 degrees 14 minutes 28 seconds West a distance of 350.65 feet to a point of curvature;

(2) along the arc of a circle curving to the left having a radius of 160.00 feet, an arc length of 40.10 feet, and a chord bearing North 45 degrees 25 minutes 19 seconds West a distance of 40.00 feet to a point on the Legal Right of Way Line of Continental Road; thence along said right of way line, the following three (3) courses and distances:

(1) North 38 degrees 14 minutes 28 seconds West a distance of 41.56 feet;

(2) along the arc of a circle curving to the left having a radius of 175.00 feet, an arc length of 44.77 feet, and a chord bearing North 73 degrees 13 minutes 51 seconds West a distance of 44.65 feet;

(3) along the Northern terminus of the Legal Right of Way Line of Continental Road and also along the line of lands now or formerly of 1030 Continental Associates, North 36 degrees 38 minutes 40 seconds West a distance of 197.25 feet to a point, the first mentioned point and place of beginning.

Tax ID / Parcel No. 58-00-06427-00-4

EXHIBIT B

THE PREMISES

EXHIBIT B

THE PREMISES

EXHIBIT C

[Intentionally omitted]

EXHIBIT D

BUILDING HOLIDAYS

* NEW YEAR’S DAY *

* MEMORIAL DAY *

* INDEPENDENCE DAY *

* LABOR DAY *

* THANKSGIVING DAY *

* CHRISTMAS DAY *

EXHIBIT E

JANITORIAL SPECIFICATIONS

A.	OFFICE CLEANING

1.	Vacuum main carpeted traffic areas. All furniture will be replaced to its original position. Vacuum under all desks and large furniture where possible. Remove any carpet stains as needed.

2.	Hard surface floors will be swept or vacuumed and damp mopped, moving all light furniture. All furniture will be replaced to its original position. Dust-mop under all desks and large furniture where possible.

3.	Spot dust all uncluttered desk tops, file cabinets, counters, sills, and ledges up to 72” in height.

4.	Wastebaskets will be emptied, strictly following the Building recycling program requirements, and trash can liners will be replaced as needed.

5.	All lights to be extinguished by cleaners after completion of their duties.

B.	KITCHEN AREAS AND COFFEE STATIONS

1.	Empty all waste receptacles, strictly following the Building recycling program requirements.

2.	Sweep or vacuum and damp mop all hard flooring.

3.	Clean sinks and damp wipe all cleared tabletops, cleared countertops.

4.	Arrange furniture neatly.

5.	Spot dust all sills and ledges up to 72” in height.

C.	LAVATORIES

1.	Sweep or vacuum and wet mop all hard surface floor areas with a disinfectant cleaner.

2.	Clean and disinfect all water closets, urinals, and toilet bowls, inside and out. Particular attention will be given to the interior ledges, channels and traps.

3.	Clean and disinfect all toilet seats and leave in the upright position and free of water marks.

4.	Clean and polish all mirrors, flushometers, piping, scat hinges, towel dispensers and metal trim.

5.	Fill all dispensers for paper hand towels, hand soap, toilet paper, seat covers, sanitary napkins, and tampons.

6.	Clean and disinfect all sinks and countertops.

D.	COMMON AREAS

1.	Vacuum all entrance mats and runners.

2.	Vacuum all Common Area carpets.

3.	Empty and clean all exterior cigarette urns and trash receptacles.

4.	All entrance door glass, frames and ledges to be cleaned - both sides.

5.	Clean all drinking fountains.

E.	THE FOLLOWING TASKS ARE TO BE PERFORMED WEEKLY:

1.	Detail vacuum all offices, cubicles, conference rooms and traffic areas. Edge vacuum with an edging tool, paying particular attention to comers, behind doors, and around furniture legs and bases.

2.	Dust all uncluttered desk tops, file cabinets, counters, sills and ledges up to 72”.

3.	In lavatories, clean, disinfect, and fill with water all floor drains to avoid the escape of sewer gases.

4.	All lavatory floors are to be machine scrubbed, using a germicidal solution, detergent, and water. After scrubbing, floors will be rinsed with clean water and dried. All water marks will be removed from walls, partitions, and fixtures. An appropriate floor finish will be applied and buffed as needed.

5.	Wipe and disinfect telephones.

F.	THE FOLLOWING TASKS ARE TO BE PERFORMED MONTHLY:

1.	High dust all horizontal and vertical surfaces above 72”.

2.	Detail vacuum any upholstered chairs.

G.	THE FOLLOWING TASKS ARE TO BE PERFORMED QUARTERLY:

1.	Dust all ceiling diffusers, vents, and radiant heaters.

2.	All non-carpeted floors are to be machine scrubbed.

3.	Spray-buff all resilient tile floors if needed throughout the building.

4.	Wash and disinfect all ceramic tile walls in the lavatories.

H.	THE FOLLOWING TASKS ARE TO BE PERFORMED SEMIANNUALLY:

1.	Wash windows inside and outside.

I.	THE FOLLOWING TASKS ARE TO BE PERFORMED ANNUALLY:

1.	Strip and refinish the hard surface VCT or ceramic tile flooring if needed.

2.	Machine scrub ceramic tile flooring in lavatories and refinish with low slip, high traffic sealer or other process/product as recommended by the flooring manufacturer and approved by Owner.

Cleaning specifications may be varied to comply with manufacturer’s maintenance recommendations. The schedule of cleaning operations may be reviewed from time to time and adjusted as needed in response to changing needs of the building, its occupants, and seasonal needs so long as building standards are maintained.

EXHIBIT F

RULES AND REGULATIONS

1.	OBSTRUCTION OF PASSAGEWAYS:

The sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors and public parts of the Building shall not be obstructed or encumbered by Tenant or used by Tenant for any purpose other than ingress and egress.

2.	DESIGNATED SMOKING AREA:

Tenant, its employees and guests shall comply with the restrictions on smoking on the Property as provided in the Sustainability Standards.

3.	WINDOWS:

Windows in the Premises shall not be covered or obstructed by Tenant. No bottles, parcels or other articles shall be placed on the window sills, in the halls, or in any other part of the Building other than the Premises. No article shall be thrown out of the doors or windows of the Premises.

4.	PROJECTIONS FROM BUILDING:

No awnings, air-conditioning units, or other fixtures shall be attached to the outside walls or the window sills of the Building or otherwise affixed so as to project from the Building, without prior written consent of Landlord.

5.	FLOOR COVERING:

Tenant shall not lay linoleum or other similar floor covering so that the same shall come in direct contact with the floor of the Premises. If linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall first be fixed to the floor by a paste or other material that may easily be removed with water, the use of cement or other similar adhesive material being expressly prohibited. All materials must comply with applicable Sustainability Standards.

6.	LOCKS:

Tenant, before closing and leaving the Premises, shall ensure that all windows are closed and entrance doors looked. All locks and hardware must conform to Building Standard and be keyed to the Building master.

7.	CONTRACTORS:

No contract of any kind with any supplier of towels, water, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish, garbage, or other like service shall be entered into by Tenant, nor shall any machine of any kind be installed in the Building or the Premises, without the prior written consent of Landlord. Tenant shall not employ any persons other than Landlord’s janitors for the purpose of cleaning the Premises without prior written consent of Landlord. Any of the foregoing approved by Landlord must comply at all times with applicable Sustainability Standards and shall not have a negative impact on Building Certification. Without limiting the foregoing, all cleaning and other products and equipment shall meet applicable Green Seal standards and requirements and/or be Green Seal approved, environmentally preferred products and equipment. Landlord shall not be responsible to Tenant for any loss of property from the Premises occurring, or for any damage to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause.

8.	ACTIVITIES PROHIBITED ON PREMISES:

Tenant shall not conduct, or permit any other person to conduct, any auction upon the Premises, manufacture or store goods, wares or merchandise upon the Premises without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business, make any unusual noises in the Building, permit to be played musical instrument on the Premises, permit any radio to be played, or television, recorded or wired music in such loud manner as to disturb or annoy other tenants, or permit any unusual odors to be produced on the Premises. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

9.	PLUMBING AND ELECTRIC FACILITIES:

Plumbing facilities shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or other substances of any kind shall be thrown into them. Waste (including beverages of any kind) and excessive or unusual amounts of water is prohibited.

10.	MOVEMENT OF FURNITURE, FREIGHT OR BULKY MATTER:

The carrying in or out of freight, furniture or bulky matter of any description must take place during such hours as Landlord may front time to time reasonably determine and only after advance notice to the superintendent of the Building. The persons employed by Tenant for such work must be reasonably acceptable to Landlord. Tenant may, subject to these provisions, move freight, furniture, bulky matter, and other material into or out of the Premises on Saturdays between the hours of 9:00 a.m. and 1:00 p.m., provided Tenant pays additional costs, if any, incurred by Landlord for elevator operators or security guards, and for any other expenses occasioned by such activity of Tenant. To the extent necessary, only the freight elevator shall be used to move freight, furniture or bulky matter. If, at least three (3) days prior to such activity, Landlord requests that Tenant deposit with Landlord, as security of Tenant’s obligations to pay such additional costs, a sum of which Landlord reasonably estimates to be the amount of such additional cost, Tenant shall deposit such sum with Landlord as security of such cost. There shall not be used in the Building or Premises, either by Tenant or by others in the delivery or receipt of merchandise, any hand trucks except those equipped with rubber tires and side guards, and no hand trucks will be allowed in the elevators without the consent of the superintendent of the Building.

11.	SAFES AND OTHER HEAVY EQUIPMENT:

Landlord reserves the right to prescribe the weight and position of all safes and other heavy equipment so as to distribute properly the weight thereof and to prevent any unsafe condition from arising.

12.	AFTER HOURS USE:

Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on Saturdays, Sundays and Building Holidays, all persons who do not present a pass to the Building signed by Tenant. Each Tenant shall be responsible for all persons for whom such a pass is issued and shall be liable to Landlord for the acts of such persons.

13.	PARKING:

Tenant and its employees shall park their cars only in those portions of the parking area designated by Landlord. Visitor Parking is designated and is clearly marked. Tenant and its employees are prohibited from parking in the visitor parking areas, areas clearly marked as Fire Lanes and the preferred parking spaces described below unless such vehicles satisfy the requirements for use of same. Preferred parking spaces are reserved for low-emitting and fuel-efficient vehicles, which shall mean vehicles that are either classified as Zero Emission Vehicles by the California Air Resources Board or have a green score of at least 40 on the American Council for an Energy Efficient Economy annual vehicle rating guide.

14.	RECYCLING:

Tenant, its employees and guests shall comply with the requirements for recycling set forth in the Sustainability Standards, placing recyclables in the appropriate containers and avoiding contamination of recycling containers with items that are not being recycled.

15.	ALTERATIONS:

All Building alterations and construction activities shall be conducted in accordance with applicable Sustainability Standards.

16.	SPEED LIMIT:

The Speed Limit at the Building’s entrance and within the garage is I 0 MPH. All users of the garage facility are to comply with the posted Speed Limit at all times.

EXHIBIT G

[Intentionally omitted]

EXHIBIT H

CONFIRMATION OF LEASE TERM

THIS MEMORANDUM (this “Memorandum”) is made as of the      day of             , 20    , between EOS AT 1000 CONTINENTAL, LLC, a Delaware limited liability company, with an office at c/o KBS Realty Advisors, LLC, 590 Madison Avenue, 26th Floor, New York, New York 10022 (“Landlord”) and NABRIV A THERAPEUTICS US, INC., a Delaware corporation, with an office at 318 Winfield Road, Devon, PA 19333 (“Tenant”), who entered into a lease dated for reference purposes as of 2014 (the “Lease”), covering certain premises located at the Property. All capitalized. terms, if not defined herein, shall be defined as they are defined in the Lease.

1. The parties to this Memorandum hereby agree that the date of             , 20     is the Commencement Date of the Term and the date of 20     is the expiration date of the Lease.

2. Tenant hereby confirms the following:

(a) That it has accepted possession of the Premises pursuant to the terms of the Lease;

(b) That Landlord has fulfilled all of its duties of an inducement nature or they are otherwise set forth in the Lease;

(c) That there are no offsets or credits against rentals, and the Security Deposit of $36,697.32 has been paid as provided in the Lease;

(d) That there is no default by Landlord or Tenant under the Lease and the Lease is in full force and effect.

3. This Memorandum, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.

Landlord:
Date Signed:

EOS AT 1000 CONTINENTAL, LLC,
a Delaware limited liability company
By: KBS Realty Advisors LLC,
a Delaware limited liability company, its authorized agent

By:
Name:	Shannon W. Hill
Title:	Senior Vice President

Attest

Tenant:
Date Signed:

NABRIVA THERAPEUTICS US, INC., a Delaware corporation

By:
Name:
Title:
Attest:

EXHIBIT I

[Intentionally omitted]

EXHIBIT J

SUSTAINABILITY RULES AND REGULATIONS

Landlord desires to reduce the landfill waste stream from the Building, maintain good air quality in the Building, and promote use of environmentally preferred products, conservation of utilities consumption, and environmentally preferred means of transportation to and from the Building. The following Sustainability Rules and Regulations support those objectives and are supplemental to existing Rules and Regulations. If any of the following conflict with, existing Rules and Regulations, the following will govern and control.

1.	RECYCLING BUILDING STANDARDS:

The Building policy is to recycle paper, glass, plastics, cardboard (including chipboard such as cereal boxes, and old corrugated cardboard), and metals, to the extent a cost-effective commercial hauler is available, and toner cartridges and all portable dry-cell batteries. Recyclable items may not be placed in trash receptacles. All recycling will be managed by Landlord with commingling or separation as required by the commercial hauler, except that recycling of toner cartridges and portable dry-cell batteries will be each tenant’s responsibility. Options for recycling toner cartridges and portable dry-cell batteries are provided in the appendix to these rules.

Landlord will notify tenant of permitted commingling or required separation of recyclables from time to time, consistent with the capabilities of the commercial hauler. Each tenant must establish clearly labeled designated bins within their space for commingling and separating of recyclables as required. At a minimum, bins for recyclable papers should be located in each copy room or area, and bins for the other recycling should be located in each kitchenette/break room. Tenant, its employees and guests shall comply with requirements for recycling, placing recyclables in appropriate containers and avoiding contamination of recycling containers with items that are not being recycled or are not allowed to be commingled.

2.	LIGHTING:

The Building policy is, to the extent possible without replacement of fixtures that have not reached their useful life and as feasible, to procure, use and recycle lamps (light bulbs) with reduced mercury content. If a tenant is responsible for lamp replacement, whether for hard-wired or portable fixtures, the tenant must purchase lamps with as reduced mercury content as possible and recycle lamps if feasible. If tenant purchases lamps with no mercury, they must be as energy efficient as comparable mercury-containing lamps.

3.	USE OF PRODUCTS WITH VOLATILE ORGANIC COMPOUNDS:

Any work in the Building that requires the use of adhesives, sealants, sealant primers, paints, coatings, primers, carpets, carpet pads, wood and agrifiber products must meet the low or no volatile organic compounds standards provided in the appendix to these rules for that product type, as amended from time to time.

4.	CERTIFIED AND ENVIRONMENTALLY PREFERRED CLEANING PRODUCTS:

Unless provided otherwise in the lease, a tenant shall not employ any persons other than Landlord’s janitors for the purpose of cleaning the Premises without prior written consent of Landlord. If a tenant is permitted or required to perform or cause to be performed any cleaning and/or purchase any cleaning products, the same must comply at all times with applicable Green Seal standards and be a Green Seal (http://www.greenseal.org/findaprocluct/index.cfm), Environmental Choice (http://www.ecologo.org/en/) or U.S. EPA Comprehensive Procurement Guideline (http://www.epa.gov/opg/products.htm) approved, environmentally preferred product.

5.	NO-SMOKING BUILDING STANDARDS:

Smoking tobacco is prohibited within the Building and allowed outside the Building only in Landlord designated areas which are at least 25 feet away from Building entries, outdoor air intakes and operable windows. All other areas, including tenant spaces, sidewalks, entrances, bathrooms, elevators, vestibules, stairways, corridors and other public parts of the Building are smoke-free areas.

6.	BUILDING STANDARDS FOR ALTERATIONS AND CONSTRUCTION ACTIVITIES:

All alteration and construction activities affecting more than one room and utilizing more than one trade shall be conducted under an Indoor Air Quality (IAQ) Best Management Practices: Management for Facility Alterations and Additions established and implemented in accordance with the requirements LEED for Existing Buildings (January 2008) EQ Credit 1.5, as amended from time to time. Reasonable efforts shall be made in connection with such alteration and construction activities to meet or exceed the requirements for Sustainable Purchasing: Facility Alterations and Additions and for Solid Waste Management: Facility Alterations and Additions of LEED for Existing Buildings (January 2008) MR Credits 3 and 9, as amended from time to time. See www.usgbc.org/ShowFile.aspx?DocumentiD=3617 for details.

7.	SUSTAINABILITY PRACTICES AND BENCHMARKING:

Landlord may request from time to time, and tenant shall promptly provide, documentation of compliance with sustainability rules and regulations for verification and benchmarking buildingwide performance. Upon request, a tenant shall also promptly provide Landlord with copies of or access to billing information for any utilities billed directly to tenant by a utility company so that Landlord may complete and maintain benchmarking of the building to the national EnergyStar program.

8.	PARKING:

Landlord may establish preferred parking spaces reserved for car/van pool vehicles or for low-emitting and fuel-efficient vehicles, which shall mean vehicles that are either classified as Zero Emission Vehicles by the California Air Resources Board or have a green score of at least 40 on the American Council for an Energy Efficient Economy annual vehicle rating guide. Tenant and its employees are prohibited from parking in any preferred parking spaces unless vehicle being parked satisfies the requirements for use of same.

Sustainability Rules and Regulations

Appendix

Tenant guidelines for recycling toner cartridges and portable dry cell batteries:

•	Toner cartridges may not be disposed of for trash hauling and must be recycled by tenants either through a supplier’s take back program (for more information see http://www.usmayors.org/USCM/uscmprojects_services/buy_recycledltonerbrochure3.htm) or an independent recycler such as:

•	http://www.empties4cash.com/index.html

•	http://www.recycleplace.com

•	http://www.recycle4charity.com/store.tpl?md=5577&cart=C9346DC3-6F05-4935-9443-79E43F0889CE

•	http://www.cecharity.com/TonerRecycle02.asp

•	A google search of “recycling toner cartridges” will provide a tenant with additional options for cash or charitable donations programs for recycling toner cartridges.

•	Dry-cell batteries must be recycled or otherwise disposed of in compliance with law. You may not dispose of dry-cell batteries for trash hauling. To find a recycler nearest to you go to http://www.ehso.com/ehso2.php?URL=http%JA%2F%2Fwww.earth911.org/master.asp?s=1s&serviceid=126 and enter “batteries” and your zip code in the search boxes provided at the top of the page. For recycling batteries by mail consider programs such as the one found at http://www.batteryrecycling.com/freebattrecprog.htrnl.

Standards for low or no VOCs products:

Adhesives, Sealants and Sealant Primers

Adhesives, sealants and sealant primers must meet the volatile organic compound (VOC) limit requirements of South Coast Air Quality Management District (SCAQMD) Rule #1168. The VOC limits are listed in the table below and correspond to an effective date of July 1, 2005 and rule amendment date of January 7, 2005

Architectural Applications	VOC Limit [g/L less water]
Indoor Carpet Adhesives	50
Carpet Pad Adhesives	50
Wood Flooring Adhesives	100
Rubber Floor Adhesives	60
Subfloor Adhesives	50
Ceramic Tile Adhesives	65
VCT & Asphalt Adhesives	50
Drywall & Panel Adhesives	50
Cove Base Adhesives	50
Multipurpose Construction Adhesives	70
Structural Glazing Adhesives	100

Specialty Applications	VOC Limit [g/L less water]
PVC Welding	510
CPVC Welding	490
ABS Welding	325
Plastic Cement Welding	250
Adhesive Primer for Plastic	550
Contact Adhesive	80
Special Purpose Contact Adhesive	250
Special Purpose Contact Adhesive	140
Sheet Applied Rubber Lining Operations	850
Top & Trim Adhesive	250

Substrate Specific Applications	VOC Limit [g/L less water]
Metal to Metal	30
Plastic Foams	50
Porous Metal (except wood)	50
Wood	30
Fiberglass	80

Sealant Primers	VOC Limit [g/L less water]
Architectural Non Porous	250
Architectural Porous	775
Other	750

Sealant	VOC Limit [g/L less water]
Architectural	250
Nonmembrane Roof	300
Roadway	250
Single-Ply Roof Membrane	450
Other	420

Coatings

Architectural paints, coatings and primers applied to interior walls and ceilings may not exceed the VOC content limits of 50 g/L for Flats and 150 g/L for Non-Flats, established in Green Seal Standard GS-11, Paints, First Edition, May 20, 1993.

Anti-corrosive and anti-rust paints applied to interior ferrous metal substrates may not exceed the VOC content limit of 250 giL established in Green Seal Standard GC-03, Anti-Corrosive Paints, Second Edition, January 7, 1997.

Clear wood finishes. floor coatings, stains, and shellacs applied to interior elements may not exceed the following VOC content limits established in South Coast Air Quality Management District (SCAQMD) Rule 1113, Architectural Coatings, rules in effect on January 1, 2004.

•	Clear wood finishes: varnish 350 g/L; lacquer 550 g/L

•	Floor coatings: 100 g/L

•	Sealers: waterproofing sealers 250 giL; sanding sealers 275 g/L; all other sealers 200 g/L

•	Shellacs: Clear 730 g/L; pigmented 550 giL

•	Stains: 250 g/L

Carpets

All carpet installed in the building interior must meet the testing and product requirements of the Carpet and Rug Institute’s Green Label Plus program.

All carpet cushion installed in the building interior shall meet the requirements of the Carpet and Rug Institute Green Label program.

Wood and Agrifiber Products

Composite wood and agrifiber products used on the interior of the building (defined as inside of the weatherproofing system) must contain no added urea-formaldehyde resins. Laminating adhesives used to fabricate on-site and shop-applied composite wood and agrifiber assemblies must contain no added urea-formaldehyde resins. Composite wood and agrifiber products are defined as: particleboard, medium density fiberboard (MDF), plywood, wheatboard, strawboard, panel substrates and door cores. Materials considered fit-out, furniture, and equipment (FF&E) are not considered base building elements and are not restricted, though tenants are encouraged to conform this standard with respect to FF&E.

EXHIBIT K

FURNITURE

Suite 450 Furniture

Reception:

(1) Reception Desk and Chair

(2) Visitor Chairs

(1) Glass Table Top

Conference Room:

(1) Conference Room Table

(8) Conference Room Chairs

(1) Buffet

(1) Whiteboard

Office #1:

(1) Desk and Chair

(2) Visitor Chairs

(2) Book Shelf/File Cabinet Combination

Office #2:

(1) Desk and Chair

(2) Visitor Chairs

Office #3:

(1) Desk and Chair

(2) Visitor Chairs

Office #4:

(1) Desk and Chair

(1) Small Round Table and (2) Chairs

(1) Book Shelf/File Cabinet Combination

Office #5:

(1) Desk and Chair

(2) Visitor Chairs

(1) Book Shelf/File Cabinet Combination

Office #6:

(1) Desk and Chair

(2) Visitor Chairs

(1) Bookcase

Miscellaneous:

(3) Chairs

(4) Workstations

(5) 5-drawer Lateral Filing Cabinets